COMERICA INCORPORATED
PREFERRED SAVINGS PLAN
January 1, 2017 Restatement

Table of Contents

ARTICLE I DEFINITIONS	2
(A) Definitions	2
ARTICLE II PARTICIPATION	13
(A) Eligibility and Enrollment	13
(B) Reemployment	14
(C) Inactive Participants	14
ARTICLE III CONTRIBUTIONS	14
(A) Elective Contributions and Limitations	14
(B) Corrective Distributions	16
(C) Matching Company Contributions	16
(D) Limitations on Company Contributions	18
(E) Deductibility	18
(F) Contributions by Mistake	18
(G) Limitation on Repayments	18
(H) Uniformed Services Employment and Reemployment Rights Act of 1994(USERRA)	18
(I) Rollovers	20
(J) Qualified Roth Transfers	22
ARTICLE IV ALLOCATION AND ACCOUNTS	22
(A) Accounts	22
(B) Forfeitures	23
(C) Limitations on Annual Additions to Accounts	24
(D) Establishment, and Objectives of Investment Funds	25
(E) Investment of Company Contributions; Employee Stock Ownership Plan	25
(F) Participant’s Rights	26
(G) Participant’s Investment Accounts	26
(H) Periodic Revaluation of Investment Funds	26
(I) Periodic Adjustments to Accounts	27
(J) Accounts of Terminated Participants	27
(K) Comerica Stock Fund	27
(L) Voting of Comerica Stock	28
(M) Tender of Comerica Stock	29
ARTICLE V RETIREMENT BENEFITS AND VESTING	30
(A) Severance from Employment	30
(B) Deadline for Payment of Benefits; Required Beginning Date	31
(C) Limitations on Payment of Benefits Derived from Elective Contributions and Matching Contributions	32
(D) Special Rule Applicable to Section 16 Insiders	33
(E) Distribution of Cash Dividends	33
(F) Minimum Distribution Incidental Benefit	33

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(G) Minimum Distribution Requirements Final (401)(a)(9) Regulations	33
ARTICLE VI OTHER BENEFITS	38
(A) Death; Spousal Consent to Designation Required if Spouse is not Beneficiary	38
(B) Designation of Beneficiary and Method of Distribution	38
(C) Involuntary Cash-Outs	39
(D) Hardship Distributions	40
(E) Age 59½ Distributions	43
(F) Participant Loans	43
(G) KETRA and GOZA Distributions and Loans	45
(H) Grandfathered Benefits	47
ARTICLE VII COMMITTEE	47
(A) Composition of Committee	47
(B) Removal and Resignation	48
(C) Quorum	48
(D) Officers	48
(E) Records and Reports	48
(F) Powers and Duties	48
(G) Rules and Regulations	49
(H) Claims Procedure	49
ARTICLE VIII FIDUCIARIES	51
(A) Named Fiduciaries	51
(B) Bonding	51
(C) Protective Provisions for Fiduciaries	51
(D) Management and Control of Assets; Consultants and Investment Managers	52
ARTICLE IX TERMINATION, AMENDMENT AND SUSPENSION	54
(A) Termination, Etc.; Assumption of Plan	54
(B) Amendment	55
ARTICLE X MISCELLANEOUS PROVISIONS	55
(A) Persons Prohibited from Serving as Fiduciaries, Etc	55
(B) Information Required by ERISA	55
(C) Retention of Records	56
(D) No Reversion	56
(E) Nonforfeitability, Etc	56
(F) Spendthrift Provision	57
(G) Exceptions to Spendthrift Provision	57
(H) Qualified Domestic Relations Order (QDRO)	58
(I) Execution of Instruments	58
(J) Successors, Etc	59
(K) Payment in Kind	59
(L) Miscellaneous Protective Provisions	59
(M) No Duress or Retaliation Against Participants, Etc	59
(N) Record Keeping, Investigations, Etc	60

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(O) Distributions to Minors and Incompetent or Missing Individuals	60
(P) Expenses and Compensation Subject to Article VIII	60
(Q) Transferred PAYSOP Accounts	61
(R) Adoption of Plan by Related Companies	61
(S) Governing Law and Rules of Construction	62
(T) Power to Interpret	62
(U) Deemed Inclusion of Required Provisions in Merged Plans	62
ARTICLE XI NON-DEDUCTIBLE AFTER TAX EMPLOYEE CONTRIBUTIONS	62
(A) Right to Contribute	62
(B) Accounting	62
(C) Vesting	63
(D) Previous Employee Contributions	63
ARTICLE XII TOP-HEAVY RULES	63
(A) Application; Top-Heavy Status	63
(B) Effect of Top-Heavy Status	65

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COMERICA INCORPORATED
PREFERRED SAVINGS PLAN
January 1, 2017 Restatement
PREAMBLE
WHEREAS, by an Agreement dated January 25, 1993, between Comerica Incorporated (the “Company”) and Comerica Bank (the “Trustee”), the Company established a cash or deferred plan and trust of the kind described in Section 401(k) of the Internal Revenue Code for the benefit of its eligible employees and the eligible employees of certain of its subsidiary corporations, such plan and trust entitled the “Comerica Incorporated Preferred Savings Plan and Trust Agreement”;
WHEREAS, the Company and the Trustee subsequently executed amendments to the aforesaid Agreement, which Agreement was subsequently amended and restated effective December 31, 1997, and was again amended and restated, effective January 1, 2007, and subsequently amended from time to time thereafter;
WHEREAS, the Agreement was again amended and restated, effective January 1, 2011, in connection with a separate amendment and restatement of the Defined Contribution Feature of the Agreement, known as the “Comerica Incorporated Retirement Account Plan”; again amended and restated, effective January 1, 2012, in connection with the acquisition by the Company of Sterling Bancshares, Inc., and subsequently amended from time to time thereafter; and again amended and restated, effective August 1, 2014, to add the availability of Roth contributions to the Plan;
WHEREAS, the Company now desires to merge the Comerica Incorporated Retirement Account Plan into this Plan, effective January 1, 2017, and to amend and restate the Plan to effectuate such merger;
NOW, THEREFORE, in consideration of the premises and of the provisions hereinafter set forth, the aforesaid Agreement, as previously amended, is hereby restated in its entirety, effective January 1, 2017. There will be no gap or lapse in time or effect, and the existence of a qualified plan shall be continuous and uninterrupted.
The terms and conditions of this restated Plan are as follows:
PURPOSE
It is the principal purpose of the Plan, as hereby restated in its entirety, to recognize the contribution made toward the successful operation of the Company and its subsidiary corporations which have adopted the Plan for their various employees and to reward and stimulate such contribution by continuing a 401(k) plan affording deferred compensation for those Employees who qualify as Participants and death benefits for their designated Beneficiaries.

This Plan, as restated effective January 1, 2017, is intended to be a profit sharing plan that is qualified under Section 401(a) of the Code, with a cash or deferred arrangement that meets the requirements of Section 401(k) of the Code. A portion of the Plan designated herein is intended to be a stock bonus plan as defined in Treasury Regulation Section 1.401-1(b)(1)(iii) and a non-leveraged employee stock ownership plan that meets the requirements of Sections 409 and 4975(e)(7) of the Code. Such portion of the Plan (hereinafter referred to as the “ESOP”), is designed to invest primarily in Comerica Stock (as defined below). The Trust is intended to be exempt from taxation under Section 501(a) of the Code. All assets of the Trust Fund (as defined below) held under the Plan shall be administered, distributed and otherwise governed by the provisions of this Plan and Trust.
This Plan is intended to be an ERISA Section 404(c) plan and thereby Plan fiduciaries may be relieved of liability for any losses that are the direct and necessary result of the Participant’s investment instructions;
The parties intend that the restated Plan shall continuously qualify under those provisions of the federal income tax laws relating to qualified plans containing cash or deferred arrangements of the kind described in Section 401(k) of the Code and that contributions to the Plan by the Company and its subsidiary corporations shall be deductible for federal income tax purposes. No benefit provided under the Plan protected by Section 411(d)(6) of the Code and Regulations thereunder shall be eliminated by the restatement of this Plan, and this Plan shall be construed and administered so as to comply with such Code Section and Regulations.

ARTICLE I
DEFINITIONS

(A)    Definitions. The following words and phrases, wherever capitalized, shall have the following meanings respectively, unless the context otherwise requires:

(1)“Account” means and includes a Participant’s Elective Contributions Account, Matching Company Contributions Account, ESOP Account, Safe Harbor Matching Company Contributions Account, Non-Deductible After Tax Employee Contribution Account, Rollover Account, RAP Account, and any additional accounts established for a Participant under this Plan.

(2)“Accrued Benefit” means the balance in a Participant’s Account.

(3)“Adjusted Equivalent,” wherever applied to a dollar amount, means said amount adjusted for increases in the cost-of-living in accordance with applicable Regulations or as provided by Treasury Regulation section 1.415(j)-1(d) when there is a change in the Limitation Year due to a Plan amendment or Plan termination.

(4)“Administrative Parties” means and includes the Company, the Trustee, the Custodian and the Committee.

(5)“Agreement” means this Plan, as from time to time amended, restated, or supplemented.

(6)“Anniversary Date” means the last day of the Plan Year.

(7)“Annual Addition” means the amounts allocated to a Participant’s Account for any Limitation Year which constitute -

(a)Company contributions to the Trust (including Elective Contributions and Safe Harbor Matching Contributions in respect of such Limitation Year;

(b)Forfeitures credited to the Participant’s Account in respect of such Limitation Year; and

(c)Contributions allocated to an individual medical account described in Section 415(1)(2) of the Code which is part of a pension or annuity plan maintained by the Company and amounts described in Section 419A(d)(2) of the Code dealing with separate accounts for key employees, as defined in Section 419A(d)(3) of the Code, established for post-retirement medical benefits under a welfare benefit fund maintained by the Company.

(8)“Attained Age” of any individual means the individual's chronological age, not the age that the individual will be on his or her nearest birthday.

(9)“Beneficiary” means the person so designated by a Participant pursuant to this Plan, or the person otherwise named as the Participant's beneficiary under (A) or (B) of Article VI.

(10)“Break in Service” means a Plan Year during which an Employee is credited with fewer than 501 Hours of Service.

(11)“Catch-Up Contribution” means an additional elective deferral amount as described in paragraph III(A)(4) in accordance with the Economic Growth and Tax Reconciliation Act of 2001.

(12)“Code” means the Internal Revenue Code of 1986, as from time to time amended.

(13)“Comerica Stock” means stock that constitutes “qualifying employer securities,” as defined in Section 4975(e)(8) of the Code, including shares of voting common stock of the Company, or preferred stock of the Company that is convertible into such voting common stock of the Company.

(14)“Committee” means the Benefits Committee appointed under Article VII, or a delegate thereof, which shall be the “plan administrator” as defined in Section 414(g) of the Code and the “administrator” as defined in Section 3(16) of ERISA.

(15)“Company” means Comerica Incorporated, a Delaware corporation, and its subsidiaries, successors and assigns.

(16)“Company Contributions” mean and include Elective Contributions and Safe Harbor Matching Contributions.

(17)“Creditable Compensation” where used with reference to any Participant or Employee, means the total Compensation, as defined in Treasury Regulation Section 1.415(c)-2(b), paid to the Participant by the Company, but including amounts contributed by the Company to a plan pursuant to a salary reduction agreement which are not includible in gross income under Sections 125, 132(f)(4), 402(e)(3), 402(h), or 403(b) of the Code. In addition to excluding the items described in Treasury Regulation Section 1.415(c)-2(b)(2) through section 1.415(c)-2(b)(7) and section 1.415(c)-2(c), Creditable Compensation shall exclude the following items (even if includable in gross income): reimbursements or other expense allowances; fringe benefits (cash and non-cash); payments for accrued bona fide sick, vacation, or other leave paid after severance from employment (within the meaning of Section 401(k)(2)(B)(i) of the Code), regardless of whether the Participant would have been able to use the leave if his or her employment had continued; moving expenses; deferred compensation; imputed income; welfare benefits; differential wages; and Management Incentive Plan bonuses paid to Highly Compensated Employees.

Creditable Compensation shall include post-severance payments that are made within 2½ months following severance from employment (within the meaning of Section 401(k)(2)(B)(i) of the Code) or, if later, by the end of the Limitation Year that includes the severance date, that absent a severance from employment, would have been paid to an Employee while the Employee continued in employment with the Employer and are regular compensation for services during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours, commissions, bonuses, or similar payments, but only if the payments would have been included in Creditable Compensation if paid prior to severance. Other post-severance payments such as severance pay, parachute payments, or unfunded nonqualified deferred compensation are not Creditable Compensation, even if paid within the time limit specified above.
The Annual Compensation of each Participant taken into account under the Plan for any Plan Year shall not exceed the Adjusted Equivalent of $265,000. Annual Compensation means Creditable Compensation during the Plan Year or such other consecutive 12-month period over which Creditable Compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to Annual Compensation for the determination period that begins with or within such calendar year.
If a determination period consists of fewer than 12 months, the Annual Compensation limit is an amount equal to the otherwise applicable Annual Compensation limit multiplied by a fraction, the numerator of which is the number of months in the short determination period, and the denominator of which is 12.
(18)“Custodian” means the entity that has custody of plan assets which, in the absence of a separate appointment, shall be the Trustee.

(19)“Defined Benefit Plan” means a plan described in Section 414(j) of the Code (listing tax-qualified and similar plans), which is not a Defined Contribution Plan, except as otherwise provided in Section 414(k) of the Code for hybrid plans.

(20)“Defined Contribution Plan” means a plan described in Section 414(i) of the Code, which provides for an individual account for each Participant and for benefits based solely on the amount contributed to the Participant’s account, and any income, expenses, gains and losses, and any forfeitures of accounts of other Participants which may be allocated to such Participant’s account, except as otherwise provided by Section 414(k) of the Code for hybrid plans.

(21)“Determination Date” means, with respect to any Plan Year, the last day of the preceding Plan Year. Where one or more plans are required or permitted to be aggregated with this Plan, and where all plan years do not coincide, the Key Employees and all employee sums shall be determined separately for each plan on their respective Determination Dates, and the results shall then be combined for the Determination Dates falling within the same calendar year.

(22)“Elective Contribution” and/or “Elective Deferrals” means that amount reduced from Creditable Compensation as designated by the Participant in accordance with Article III.

(23)“Employee” means any person who is receiving remuneration for personal services rendered to the Company or a Related Company as a common law employee or who would be receiving such remuneration except for an authorized leave of absence and who:

(a)not laid off without pay, or on active duty in the armed forces of any nation or international body (other than as a member of the inactive reserve of the armed forces of the United States of America while not receiving pay from the Company); provided, however, that an individual who is receiving differential wage payments while performing service in the uniformed services, as described in Section 3401(h)(2)(A) of the Code, shall be considered an Employee during the period of any such leave; or

(b)is not included in an employee unit covered by a collective bargaining agreement as to which there is evidence that retirement benefits were the subject of good faith bargaining, all within the meaning of Section 410(b)(3)(A) of the Code.

Notwithstanding the foregoing, an individual who is not treated as an Employee on an Employer’s books and records (such as a person who as a matter of practice is treated by the Employer as an independent contractor or a contingent worker employed by another entity, but who is later determined to be an Employee as a matter of fact) shall not be an Eligible Employee during any part of a Plan Year in which such person was not treated as an Employee on the Employer’s books and records, despite any retroactive recharacterization. Further, an individual who is a non-resident alien who receives no earned income from an Employer that constitutes income from sources within the United States shall not be considered an Eligible Employee.
For the purposes of the pension requirements of Section 414(n)(3) of the Code (but not for the purposes of eligibility to participate in the Plan) the term Employee shall include leased employees as defined in Section 414(n)(2) of the Code. Under this section of the Code, the term “leased employee” means any person who is not an employee of the Company or a Related Company (in this paragraph, any of such Companies being referred to as the “recipient”) and who provides services to the recipient if (i) such services are provided pursuant to an agreement between the recipient and any other person (in this paragraph called the “leasing organization”), (ii) such person has performed such services for the recipient (or for the recipient and related persons) on a substantially full-time basis for a period of at least one year, and (iii) such services are performed under primary direction or control by the recipient. Contributions or benefits provided by the leasing organization which are attributable to services performed for the recipient shall be treated as provided by the recipient. However, a leased employee shall not be considered an Employee if (i) such leased employee is covered by a money purchase pension plan providing (aa) a nonintegrated employer contribution rate of at least 10% of compensation, as defined in Section 415(c)(3) of the Code, (bb) immediate participation, and (cc) full and immediate vesting, and (ii) leased employees do not constitute more than 20% of the recipient’s non-highly compensated work force.
For purposes of meeting the minimum coverage requirements of Section 410(b) of the Code, Employee shall mean any employee of the Company or any other employer required to be aggregated with the Company under Sections 414(b), (c), (m), or (o) of the Code.
(24)“Employer” means the Company and, as applicable, any Related Company that is participating in the Plan.

(25)“Entry Date” means (a) the first day of the first payroll period commencing on or after the first day of the calendar month coincident with or next following the date on which an Employee satisfies the eligibility requirements specified in Section A of Article II, and (b) in the case of a rollover from a new Employee, if earlier than (a), as soon as administratively feasible following completion of the rollover process. In the case of a former Participant who is reemployed by the Company or a Related Company that has adopted the Plan, the Entry Date shall be such Participant’s date of reemployment.

(26)“ERISA” means the Employee Retirement Income Security Act of 1974 (Public Law 93-406), as from time to time amended.

(27)“ESOP” means the portion of the Plan that is intended to be a stock bonus plan, as defined in Treasury Regulation Section 1.401-1(b)(1)(iii), and a non-leveraged employee stock ownership plan, satisfying the requirements of Sections 409 and 4975(e)(7) of the Code. The ESOP consists of the ESOP Accounts of Participants. The ESOP is intended to be invested primarily in Comerica Stock.

(28)“ESOP Account” means an individual account maintained in the name of each Participant that reflects the shares of Comerica Stock and cash, if any, allocated to such Participant under the ESOP in accordance with Article IV.

(29)“ESOP Stock” means Comerica Stock that is allocated to the ESOP.

(30)“Excess Elective Deferrals” means the amount of Elective Contributions deferred which exceeds the Code Section 402(g) limitation for the taxable year.

(31)“Fiduciary” means and includes the Committee members and any other Person who:

(a)Exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control respecting management or disposition of its assets,

(b)Renders investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the Plan, or has any authority or responsibility to do so,

(c)Has any discretionary authority or discretionary responsibility in the administration of the Plan, or

(d)Is described as a “fiduciary” in Section 3 of ERISA or is designated to carry out fiduciary responsibilities (other than trustee responsibilities) pursuant to this Plan.

Notwithstanding the foregoing provisions of this definition, the word “Fiduciary” shall in any particular context not include any Person or category of Persons to the extent excluded by any applicable Regulation.
(32)“Forfeitures” means unvested amounts of a Participant’s RAP Account.

(33)“Highly Compensated Employee” means any Employee of the Company or a Related Company who:

(a)Was at any time during a particular Plan Year or the preceding Plan Year, a 5-percent owner as defined in Section 416(i)(1) of the Code; or

(b)For the preceding Plan Year received aggregate compensation from the Company or any Related Company in excess of the Adjusted Equivalent of $80,000.

As used above in this paragraph I(A)(32), “compensation” means compensation as described in Section 415(c)(3) of the Code.
A former Employee who separated from the service of the Company or a Related Company prior to the Plan Year for which the determination of Highly Compensated Employees is being made shall be treated as a Highly Compensated Employee if such Employee was a Highly Compensated Employee in the Plan Year of separation or in any Plan Year ending on or after the Employee’s 55th birthday.
(34)“Hour of Service”

(a)means:

(i)each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Company, which hour shall be credited to the Employee for the computation period during which the duties are performed;

(ii)each hour for which an Employee is paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed, irrespective of whether the employment relationship was terminated, due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty which is not qualified military service under Section 414(u) of the Code, or leave of absence;

(iii)each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company, which hour shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period during which the award, agreement or payment is made; and

(iv)each hour of qualified military service, provided the Employee returns to the employ of the Company within the time provided by federal laws governing veteran’s reemployment rights and to the extent required by Section 414(u) of the Code and regulations thereunder.

(b)Notwithstanding (a) above, an Employee’s Hours of Service shall not include:

(i)hours in excess of 501 Hours of Service under (a)(ii) above, or under (a)(iii) above with respect to periods described in (a)(ii) above, on account of any single continuous period during which the Employee performs no duties for the Employer, whether or not such period occurs in a single Plan Year or other computation period used under the Plan;

(ii)hours for which the Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed, irrespective of whether the employment relationship has terminated, if such payment is made or due under a plan maintained solely for the purpose of complying with applicable workmen’s compensation, unemployment compensation or disability insurance laws;

(iii)hours for a period during which payments are made to the Employee solely to reimburse the Employee for medical or medically related expenses incurred by the Employee; and

(iv)hours credited under (a)(iii) above if such hours also are credited to the Employee under either (a)(i) or (a)(ii) above.

Any questions concerning the determination or crediting of Hours of Service shall be resolved in accordance with Sections 2530.200b-2 (a), (b), and (c) of the Department of Labor Regulations, which are incorporated by reference. Hours of Service shall be determined by reference to the equivalencies based on earnings, as provided in Section 2530.200b-3 of the Department of Labor Regulations, for hours for which payment is made or due.
Solely for purposes of determining whether a Break in Service has occurred, there also shall be credited to an Employee, for leave granted under FMLA or for any child-related absence, the Hours of Service which otherwise normally would have been credited to the Employee during the same period (or if such hours cannot be determined, then eight Hours of Service per day during the absence), up to a maximum of 501 Hours of Service for any one child-related absence or absence while on unpaid FMLA leave. Hours so granted shall be credited in the Plan Year in which the absence begins, but only if the hours are needed to prevent the Employee’s Break in Service during such year; in all other cases, the hours shall be credited in the immediately following Plan Year. An Employee on FMLA leave shall not be credited with Hours of Service under this paragraph unless he or she returns to the employ of the Employer upon expiration of his or her FMLA leave. For purposes of this paragraph, “child-related absence” means an absence from work due to pregnancy of the Employee, birth of a child of the Employee, placement of a child with the Employee in connection with the child’s adoption by the Employee, or caring for such child for a period beginning immediately following the birth or placement.
(35)“Inactive Participant” means any Participant who is no longer entitled to make Elective Contributions as detailed in Article II.

(36)“Independent Appraiser” means any appraiser meeting requirements similar to the requirements contained in the Treasury Regulations prescribed under Section 170(a)(1) of the Code.

(37)“Investment Manager” means a Fiduciary which has fully complied with the provisions of Section 3(38) of ERISA and has provided the Committee with written acknowledgment that he has done so and is a Fiduciary with respect to the Plan.

(38)“Limitation Year” means the Plan Year unless the Company has designated a different 12-consecutive month period pursuant to a written resolution of its Board of Directors.

(39)“Lump Sum” means one or more payments all made within a single taxable year of the recipient.

(40)“Matching Company Contributions” means the cash amount contributed by the Company to a Participant’s Account for Plan Years beginning prior to January 1, 2007.

(41)“Named Fiduciary” means the Committee with respect to control and management of the operation and administration of the Plan and with respect to the investment of Plan assets, except as the investment of said assets may be directed by a Participant, as provided in Article IV hereof, or to the extent that an Investment Manager has been appointed to manage the investment of said assets. For purposes of this Plan, the term “Custodian” shall refer to the Trustee or, if another Person has been appointed by the Committee to act as Custodian, any such reference shall apply to the Person so appointed.

(42)“Normal Retirement Age” means age 65.

(43)“Participant” means a person who, at the time in question, is participating in the Plan pursuant to Article II. Notwithstanding the foregoing, employees of Munder Capital Management are not eligible to become Participants in the Plan.

(44)“Party in Interest” means:

(a)a fiduciary with respect to the Plan;

(b)a person providing services to the Plan;

(c)the Employer;

(d)an employee organization whose members are covered by the Plan;

(e)a direct or indirect owner of 50% or more of the voting stock or value of all shares, capital or profits interest in a partnership, or beneficial interest of a trust or unincorporated enterprise which is the Employer or employee organization described in (d) above;

(f)a relative of an individual described in (a), (b), (c), or (e) above;

(g)a corporation, partnership, trust or estate of which 50 percent or more of the voting stock or value of all shares, capital or profits interest in a partnership, or beneficial interest of a trust or unincorporated enterprise is owned directly or indirectly by persons described in (a), (b), (c), (d), or (e);

(h)an employee, officer, director, or 10% or more shareholder directly or indirectly, of a person described in (b), (c), (d), (e), or (g) of the Plan; or

(i)a 10 percent or more (directly or indirectly in capital or profits) partner or joint venturer of a person described in (b), (c), (d), (e), or (g).

(45)“Performance-Based Matching Company Contributions” means an additional Company match determined by the Company for Plan Years beginning prior to January 1, 2007.

(46)“Person” means any individual, corporation or other entity mentioned in Section 3(9) of ERISA.

(47)“Plan” means the “Comerica Incorporated Preferred Savings Plan” as amended from time to time.

(48)“Plan Year” means the fiscal year on which the records of the Plan are kept, to wit: (i) from January 1, 1983 through December 31, 1991, each twelve consecutive month period ending on December 31st; (ii) the short plan year beginning on January 1, 1992 and ending on December 30, 1992; (iii) from December 31, 1992 through December 30, 2003, each twelve consecutive month period ending on December 30th; (iv) the short Plan Year beginning and ending on December 31, 2003; and (v) from and after January 1, 2004, the twelve consecutive month period beginning January 1 and ending the following December 31.

(49)“Qualified Roth Transfer” means amounts transferred from one or more accounts or subaccounts of a Participant’s Account (other than the Roth Contribution sub-account and other than any amounts in an account or subaccount that are attributable to a loan from the Plan to such Participant pursuant to Section (F) of Article VI) to the Roth Contribution sub-account of the Participant, which the Participant has elected to treat as a “qualified rollover contribution” under Section 408A(e) of the Code; provided, however, that no such transfer shall be permitted from an account the assets of which have been transferred to the Plan from a plan described in Section 401(a)(11)(B)(i) or (ii) of the Code.

(50)“RAP Account” means an individual account maintained in the name of each Participant that reflects the amounts, if any, directly transferred to this Plan from the Comerica Incorporated Retirement Account Plan.

(51)“Regulation” shall be construed as a reference to a regulation, ruling or other interpretation, validly promulgated by the Department of Treasury or Department of Labor, as the case may be, and in effect at the time in question.

(52)“Related Company” means and includes (i) each organization, whether or not incorporated, which is a service organization and is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) of which the Employer is a member; (ii) all corporations which are members of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which the Employer is a member; (iii) each trade or business, whether or not incorporated, which is under common control (within the meaning of Section 414(c) of the Code) with the Employer; and (iv) any other entity required to be aggregated with the Employer pursuant to Regulations under Section

414(o) of the Code; provided that no such corporation, organization, trade or business shall be considered to be a Related Company at any time prior or subsequent to the period of time during which it meets the foregoing definition; provided further that the status of being employed by a Related Company shall only pertain to an individual during the period of time when the individual’s employer is a Related Company, and not to any period of time prior or subsequent to its Related Company status.

(53)“Rollover Contribution” means that amount transferred to or from a qualified plan as described in Article III.

(54)“Roth Contribution” means an Elective Contribution to the Plan that the Participant has irrevocably designated at the time of the cash or deferred election as a Roth elective deferral that is being made in lieu of all or a portion of the “elective deferrals”, as such term is defined in Section 402A(e)(2) of the Code, the Participant is otherwise eligible to make under an “applicable retirement plan”, as such term is defined in Section 402A(e)(1) of the Code, and that is treated as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election, as provided in Article III.

(55)“Safe Harbor Matching Contribution” means the Employer matching contribution made for Plan Years beginning on or after January 1, 2007, as described in Section III(C).

(56)“Separation or (Separated) from Service” means severance from employment.

(57)“Top Heavy Plan” means any plan described in Article XII.

(58)“Trust” means the Comerica Incorporated Preferred Savings Trust.

(59)“Trust Fund” means and includes any and all property which shall comprise the corpus of the Trust at the inception thereof, together with any contributions thereto and such other property as shall from time to time become subject to the Trust, and any and all property acquired by the Trustee in substitution for any such contributions or other property, and any and all accumulations thereon, increments thereof, and accretions thereto, less amounts paid out or sustained as distributions, expenses, losses or otherwise.

(60)“Trustee” means Comerica Bank, and its successors.

(61)“Valuation Date” means each day on which the financial markets are open for trading activity, except to the extent otherwise required with respect to an investment fund in which the Committee has authorized the investment of Accounts hereunder, or, if applicable, as otherwise required by an Investment Manager, but only with respect to the assets delegated by the Committee for investment by such Investment Manager.

(62)“Vested” when used with respect to a benefit, right or Account hereunder, means a claim obtained by a Participant or the Participant’s Beneficiary to that part of an immediate or deferred benefit under the Plan (arising from the Participant’s age or service) which is unconditional and legally enforceable against the Trust; but a right to an Accrued Benefit derived from Company Contributions shall not fail to meet this definition solely (i) because it is not payable if the Participant dies, or (ii) because the payment of benefits is suspended during the period that the Participant is employed by the Company or a Related Company. A Participant is at all times one hundred percent (100%) Vested in all of his Accounts under the Plan other than his RAP Account, if any. A Participant is at all times one hundred percent (100%) Vested in his RAP Account upon the earliest of the following events: (i) completion of three (3) Years of Service; (ii) attainment of Normal Retirement Age; (iii) death while employed by the Company or a Related Company, or (iv) termination of employment by reason of complete or partial liquidation or dissolution of the Company. For this purpose, a Participant who dies while performing qualified military service, as defined in Section 414(u) of the Code, shall be one hundred percent (100%) Vested as if the Participant had resumed employment on the day immediately preceding his death, regardless of whether such Participant is receiving differential wage payments, as defined in Section 414(u)(12)(D) of the Code.

(63)“Year of Service” means each Plan Year in which an Employee is credited with 1,000 or more Hours of Service with the Company; provided, however, that an Employee’s Years of Service also shall include Plan Years, each measured on a 1,000 Hours of Service per Plan Year basis, during which such Employee was:

(a)employed by the Company in a category of employees excluded from the Plan;

(b)employed by a Related Company;

(c)a leased employee who performed services for the Company, to the extent provided by Section 414(n) of the Code and the regulations thereunder;

(d)employed by a predecessor employer of the Company, the plan of which predecessor is the Plan maintained by the Company;

(e)employed by a predecessor of the Company, even though the Plan is not the plan maintained by the predecessor employer, but only if service with such predecessor employer is required to be included in the individual’s Years of Service by regulations under Section 414(a)(2) of the Code; or

(f)engaged in qualified military service (as defined in Section 414(u)) of the Code.

ARTICLE II
PARTICIPATION

(A)Eligibility and Enrollment. Each Employee shall become a Participant on the Entry Date coincident with or next following the date on which such Employee first completes six consecutive calendar months of employment with the Company or a Related Company. If a former Employee whose employment is terminated prior to the date on which such former

Employee has completed six consecutive calendar months of employment with the Company or a Related Company is reemployed by the Company or an Employer prior to the end of the twelve-month period commencing on the date of such former Employee’s severance from employment, the period between such former Employee’s severance from employment and date of reemployment shall be credited without interruption toward satisfaction of such eligibility requirement. If such former Employee is reemployed after the end of such twelve-month period, the period between the former Employee’s severance from employment and date of reemployment shall not be credited toward satisfaction of the eligibility requirement.

(B)Reemployment. A former Participant who is reemployed by the Company or an Employer shall be eligible to participate in the Plan on such Participant’s date of reemployment.

(C)Inactive Participants. An individual shall be considered an Inactive Participant in the Plan when he or she is no longer eligible to contribute to the Plan, and thus, no Elective Contributions will be allocated to his or her Elective Contributions Account for such period.

ARTICLE III
CONTRIBUTIONS

(A) Elective Contributions and Limitations.

(1)Generally. Subject to the limitations of Sections (B) and (D) below and Section IV(C), each Participant may elect within a reasonable time (to be specified by the Committee) before the Entry Date on which he or she becomes a Participant and before any additional regular periodic dates which the Committee may designate and communicate to Participants, pursuant to procedures furnished by the Committee (including such dates as may be designated following a former Participant’s reemployment), to reduce the Creditable Compensation which otherwise would be paid to the Participant after such Entry Date (or other designated date) and to have the Employer make Elective Contributions to the Trust in the amounts of such reductions on the Participant’s behalf. Each Participant may designate all or any portion of the Elective Contributions contributed on his behalf to the Trust as Roth Contributions. Elective Contributions can be made as a percentage of Creditable Compensation ranging from .5% to 50% in .5% increments but at least $1.00 in a payroll period. Also, no Participant may elect to have Elective Contributions (including Roth Contributions) made to the Trust and/or to any other tax-qualified plan of the Company on the Participant’s behalf of more than the Adjusted Equivalent of $18,000 (the Code Section 402(g) dollar limitation) in any taxable year of the Participant.

Each Employee with an employment commencement date on or after January 1, 2007, or a re-employment commencement date on or after July 1, 2007, who meets the eligibility requirements of Section II(A) or (B), as applicable, and fails to specify a rate of pre-tax Elective Contributions, including a rate of 0%, shall be deemed to have designated a pre-tax Elective Contribution rate of 2%. A Participant shall not be deemed to have made any such automatic election unless the Participant first receives a notice that explains the automatic pre-tax Elective Contribution election, the Participant’s right to choose not to make Elective Contributions, and his or her ability to alter the amount of any such Elective Contributions, including the procedure for exercising that right and the timing for implementation of any such election. Following the receipt of such notice, the automatic election, if applicable, shall become effective as soon as practicable following the last day of the 30-day period commencing on the date of such notice. A Participant who is deemed to have made an election under this paragraph III(A)(1) shall be notified annually of his or her pre-tax Elective Contribution rate and the right to change that rate, including the procedure for doing so.
(2)Dividends. Dividends on Comerica Stock in the Comerica Stock Fund automatically will be reinvested into a Participant’s Accounts. However, a Participant can affirmatively elect to receive cash in lieu of the automatic reinvestment. Terminated Participants will maintain their option to elect reinvestment or cash distribution of dividends. A Participant’s election (or non-election) to receive cash under this paragraph shall not be deemed a cash or deferred election under of the Section 401(k) of the Code.

(3)Timing. Elective Contributions obtained by the Employer by means of payroll reductions shall be paid by the Employer to the Trust at the earliest date on which they can reasonably be segregated from the Employer’s general assets and in no event later than the 15th business day after the end of the month in which such amounts otherwise would have been paid to the Participant as Creditable Compensation. Subject to the foregoing, Elective Contributions for a Plan Year shall be made during the Plan Year or prior to the filing deadline for the Employer’s federal income tax return for its taxable year with respect to which such contributions are accrued, including extensions of such deadline.

A Participant who has elected to have the Employer make Elective Contributions to the Trust on the Participant’s behalf may, as of any additional regular periodic dates as the Committee may determine and communicate to Participants, change the percentage of Creditable Compensation used to determine the amount of such Elective Contributions for the period subsequent to the effective date of such election. At any time during the Plan Year, a Participant may elect to terminate or reduce his or her Elective Contributions for the period subsequent to the effective date of the election. Also, a Participant’s Elective Contributions shall be suspended for the 6-month period subsequent to the effective date of the taking of a hardship withdrawal or a withdrawal during a period of qualified military service, as described in Section V(A). All such elections may be made and shall become effective only in accordance with such reasonable rules as may be established by the Committee.
(4)Catch-up Contributions. All Employees who are eligible to make Elective Contributions under this Plan and who will have an Attained Age of 50 before the close of the calendar year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Unless a Participant specifically elects not to make Catch-Up Contributions, and subject to the notice requirements of III(A)(1), a Participant who is eligible to make Catch-Up Contributions shall be deemed to have made such election and his or her Elective Contributions shall not cease upon reaching the annual limits under Sections 402(g) or 415 of the Code. Such Catch-Up Contributions shall not be taken into account for purposes of the limitation in

III(A)(1) or the provisions of the Plan implementing the required limitations of sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such Catch-Up Contributions.

(B)    Corrective Distributions. If the Elective Contributions made to the Trust on behalf of a Participant under the Plan together with any elective deferrals (as defined in Section 402(g)(3) of the Code) under another qualified cash or deferred arrangement as defined in Section 401(k) of the Code, a simplified employee pension as defined in Section 408(k) of the Code, a salary reduction arrangement under Section 403(b) of the Code, a deferred compensation plan under Section 457 of the Code, or a trust described in Section 501(c)(18) of the Code, cumulatively exceed the limitation imposed by Section 402(g) of the Code for the Participant’s taxable year, the Participant may, not later than March 1 following the close of such taxable year, notify the Committee in writing of the excess Elective Contributions made to the Trust (in this Plan called “Excess Elective Deferral”) and (1) request that such Excess Elective Deferral, together with earnings thereon (including allocable gain or loss for the period after the close of the taxable year and prior to the distribution), be paid to the Participant, in accordance with the regulations, and (2) designate whether such Excess Elective Deferral shall be paid first from pre-tax Elective Contributions or Roth Contributions. In the absence of such designation, such Excess Elective Deferrals shall be paid first from pre-tax Elective Contributions and, to the extent necessary, from Roth Contributions, up to the amount of the Excess Elective Deferral.

In the event there is a loss allocable to an Excess Elective Deferral, any distribution to a Participant under this Section (B) shall be no greater than the lesser of: (i) the value of the Participant’s Elective Contributions Account (without regard to Catch-Up Contributions) or (ii) the Participant’s Excess Elective Deferrals for the taxable year.
(C)    Matching Company Contributions. The Employer shall make a Safe Harbor Matching Contribution on behalf of each Participant equal to 100% of the Participant’s Elective Contributions (including Roth Contributions) for the Plan Year to the extent such Elective Contributions do not exceed 4% of the Participant’s Creditable Compensation for the Plan Year but after the date as of which he or she is first eligible to make Elective Contributions. The Safe Harbor Matching Contribution is fully-vested when made and, along with the earnings thereon, is not distributable earlier than the Participant’s severance from employment, death, an event described in Section 401(k)(10) of the Code, or the attainment of age 59½. The Safe Harbor Matching Contribution shall be made on the basis of Creditable Compensation for the payroll period provided; however, as of each payroll period, the Employer shall make a true-up contribution to the extent the Safe Harbor Matching Contributions made on a Participant’s behalf for the Plan Year do not equal the lesser of 100% of the Participant’s Elective Deferrals or 4% of the Participant’s Creditable Compensation from the first day of the Plan Year or the Participant’s Entry Date, if later, through the payroll period.

If:
(a)the Employer’s contributions to this Plan on behalf of each non-Highly Compensated Participant equal the amount specified above; and

(b)at least 30 days, but not more than 90 days, before the first day of each Plan Year, or if later, no more than 90 days before, but no later than, the Employee’s Entry Date during the Plan Year, the Plan Administrator provides a written notice to each Participant, and to each Employee who shall enter the Plan during the Plan Year, which describes:

(i)the matching contribution, including the rates of matching contributions under the Plan, other Employer contributions under the Plan and the conditions under which they shall be made, and the fact that if the Plan is amended to reduce or eliminate a matching contribution for the year, Participants shall receive a supplemental notice describing that amendment at least 30 days before the amendment is effective;

(ii)the plan to which the Employer’s contributions shall be made if different than this Plan;

(iii)the type and amount of compensation that may be deferred under the Plan;

(iv)the method of making Elective Contributions, including any administrative requirements that apply to such elections;

(v)the periods available under the Plan for making Elective Contributions; and

(vi)the withdrawal and vesting provisions that apply to Elective Contributions and Company contributions;

and such notice is written in a manner calculated to be understood by the average Employee eligible to participate in the Plan, and sufficiently accurate and comprehensive to inform the Employee of the Employee’s rights and obligations under the Plan; and
(c)each eligible Employee has an election period of at least 30 days from the date the Employee receives the notice described above to make or change the Employee’s rate of Elective Contributions for the Plan Year, then

(d)The Plan shall be deemed to satisfy the requirements of Sections 401(k)(3), 401(m)(2), and 401(m)(9) of the Code.

A Participant’s Elective Contributions for the Plan Year for purposes of this Section (C) means the Participant’s Elective Contributions remaining after distribution to the Participant of any Excess Elective Deferrals for such Plan Year. The Employer shall contribute all such Safe Harbor Matching Contributions to the Trust for each Plan Year in cash from time to time during such Plan Year, but no later than the earlier of the filing deadline for the Employer’s federal income tax return for its taxable year with respect to which the Safe Harbor Matching Contributions are made, including extensions of such deadline, or 12 months after the Plan Year end.

(D)Limitations on Company Contributions. The Company Contributions to the Trust, excluding Elective Contributions for purposes of the limit under (2) below, for any taxable year of the Company shall not exceed the lesser of:

(1) The aggregate Company Contributions permitted by Section IV(C) (specifying maximum Annual Additions) as applied to all Participants; or

(2) An amount equal to 25% of the aggregate Annual Compensation paid during such taxable year to Employees who are Participants as of the Anniversary Date falling within such taxable year.

(E)Deductibility. All Company Contributions to the Trust are conditioned upon deductibility under Section 404 of the Code, unless otherwise expressly stated by the Company. Accordingly if and to the extent that such a deduction is disallowed within the meaning of Section 403(c)(2) of ERISA, the contribution in question shall be repaid to the Employer upon demand (but subject to Section (G) below and, if by reason of disallowance, only to the extent disallowed) within one year after such disallowance. Any Elective Contributions so returned to the Employer shall be paid by the Employer to the Employees on whose behalf they were made. If any Company Contribution for any taxable year shall exceed the amount deductible for said taxable year under the Code, but shall not be repaid pursuant to the foregoing sentence, the portion not so deductible shall, in like amount, reduce the contribution required in respect of the subsequent taxable year during which the disallowance or other determination of nondeductibility is made and (to the extent not thereby consumed) any subsequent taxable year or years.

(F)Contributions by Mistake. If, and to the extent that a Company Contribution to the Trust is made as a result of facts and circumstances constituting a good faith mistake of fact, the same shall be repaid to the Employer upon demand (but subject to Section (G) below and only to the extent of such mistake) within one year after the payment of the contribution. Any Elective Contributions so returned to the Employer shall be paid by the Employer to the Employees on whose behalf they were made.

(G)Limitation on Repayments. All repayments of Company Contributions under Sections (E) and (F) above shall be subject to the conditions that:

(1)The amount repaid shall not include any earnings;

(2)Any losses which may have occurred by reason of investment of the Company Contributions shall be deducted from the amount to be repaid; and

(3)In no event shall repayment of any Company Contributions reduce any Participant’s Account by an amount in excess of the amount of the repayment.

(H)Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA). Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service shall be provided in accordance with Section 414(u) of the Code and Regulations thereunder.

For purposes of determining an Employee’s service under the Plan, any military service in the Armed Forces of the United States during which an Employee’s employment and reemployment rights with the Employer are guaranteed by federal law (including the USERRA) shall be recognized as service, provided such Employee applies for reemployment with the Employer after such separation from qualified military service within the time prescribed by such law.
Notwithstanding any other provision of the Plan to the contrary, a Participant who is entitled to a restoration of Plan benefits pursuant to USERRA shall, upon the Participant’s reemployment with the Employer, be permitted to make Elective Contributions under the Plan in addition to those permitted under Plan provisions applicable to Participants not entitled to such restoration. The maximum amount of Elective Contributions permitted under this provision shall be the maximum amount the Participant would have been permitted to make under the Plan during the Participant’s period of qualified military service if the Participant continued to be an Employee and receive monthly Creditable Compensation from the Employer during such period.
For purposes of calculating the amount of Elective Contributions permitted under this provision, monthly Creditable Compensation shall mean the amount the Participant would have received from the Employer if the Participant had not been in military service (i) based on the rate of pay the Participant would have received but for the absence, or (ii) if such rate of pay is not reasonably certain, then based on the Participant’s base salary from the Employer during the 12-month period immediately preceding such military service. The amount of Elective Contributions under this provision shall be adjusted for any Elective Contributions actually made during the Participant’s military service. No investment earnings shall be credited on Elective Contributions made under this provision prior to the date such Elective Contributions are actually made.
All Elective Contributions made by a Participant for his or her period of qualified military service under this provision must be made within 5 years after the Participant’s reemployment date or if earlier, within the period equal to three times the Participant’s period of qualified military service.
If the Participant makes up the permitted Elective Contributions, then Safe Harbor Matching Contributions are required for the respective Elective Contributions.
In addition, upon reemployment by an Employer of a Participant who was in qualified military service, the Employer shall make any non-matching contributions on behalf of such Participant as is required under Section 414(u)(8) of the Code and USERRA. In determining the amount of such contributions, the special rules contained in Section 414(u) of the Code shall apply notwithstanding any other provision of the Plan.
All veterans contributions made under this Section shall be subject to the limits of Sections 402(g), 404(a) and 415(c) of the Code for the Plan Year to which the contributions relate and not for the Plan Year in which the contributions are made, and any such contributions shall not cause the Plan to fail the nondiscrimination tests under Sections 401(k) and 401(m) of the Code for the Plan Year to which the contributions relate.

(I)    Rollovers. Subject to paragraphs (2) and (3) of this Section (I), but notwithstanding any contrary provisions of this Plan, including but not limited to Articles V, VI and IX, but only as and to the extent contemplated by Section 402(c), 403(a)(4) or 408(d)(3) of the Code, an Employee in an eligible class of Employees shall be entitled:

(1)Subject to the last sub-paragraph of paragraph (2) below (prohibiting certain transfers to this Plan), to transfer (or cause to be transferred), or to rollover, directly or by the Employee to the Trust to be held as part of the Employee’s Account (i) the redemption proceeds of a retirement bond and/or (ii) all or part of the cash and other property or the proceeds of the same received by the Employee in one or more distributions together constituting a Lump Sum distribution from or under an Eligible Retirement Plan; provided, however, that no such transfer or rollover shall be permitted unless the Committee determines that such transfer or rollover shall meet the applicable requirements of the Plan and shall not adversely affect the tax qualified status of the Plan; and/or

(2)Upon reasonable written notice to the Committee, an Employee may direct that the Vested portion of the Employee’s Account shall be transferred in whole or in part on the Employee’s behalf (or to the Employee for retransfer), in the form of cash or other property, or the proceeds of the same (in one or more distributions which, together with any distributions retained by the Employee, constitute an Eligible Rollover Distribution), to an Eligible Retirement Plan as defined in sub-paragraph I(4)(ii) below.

The amount so transferred to or from the Trust shall be designated as a Rollover Contribution. Any Rollover Contribution to the Trust, together with the earnings thereon, shall be fully Vested but need not be segregated from the remainder of the Participant’s Account unless the Participant or Committee otherwise directs.
Notwithstanding the foregoing provisions of this Section (I), there shall not be transferred to this Plan, nor shall this Plan accept, a transfer of assets from (i) a tax qualified Defined Benefit Plan, (ii) a tax qualified Defined Contribution Plan that is subject to the funding standards of Section 412 of the Code, including a target benefit plan, or (iii) any other plan to which clause (iii) of Section 401(a)(11)(B) of the Code applies with respect to a Participant, which transfer would cause this Plan to be a ‘direct or indirect transferee’ of such a plan with respect to a Participant within the meaning of such term as defined in Section 401(a)(11)(B)(iii) of the Code, nor shall any property be rolled over or transferred to this Plan if it is of a type that is not acceptable to the Committee. The Plan shall not accept rollovers or transfers of after-tax contributions; provided, however, that this restriction shall not be deemed to apply to rollovers or transfers of Roth Contributions.
(3)Notwithstanding any provision of this Plan to the contrary that would otherwise limit a Distributee’s election under this paragraph (3), a Distributee may elect, at any time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover; provided, however, that a direct rollover of a distribution from a Roth Account under the Plan will only be made to another Roth Account under an applicable retirement plan described in Section 402A(e)(1) of the Code or to a Roth IRA described in Section 408A of the Code, and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code.

(4)Definitions.

(i)Eligible Rollover Distribution. An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and any amount that is distributed on account of hardship.

(ii)Eligible Retirement Plan. An Eligible Retirement Plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or qualified trust described in Section 401(a) of the Code, an annuity contract described in section 403(b) of the Code, an eligible plan under section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, and a ROTH IRA described in Section 408A of the Code that accepts the Distributee’s Eligible Rollover Distribution. The definition of Eligible Retirement Plan also shall apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code. Effective January 1, 2010, in the case of a Distributee who is a non-spouse Beneficiary, Eligible Retirement Plan shall refer only to an individual retirement account described in Section 408(a) of the Code or an individual retirement annuity described in Section 408(b) of the Code that is established on behalf of the designated Beneficiary and that is required to be treated as an inherited IRA pursuant to the provisions of Section 402(c)(11) of the Code. Also, in this case, the determination of any required minimum distribution under Section 401(a)(9) of the Code that is ineligible for rollover shall be made in accordance with IRS Notice 2007-7, Q&A 17 and 18, 2007-5 I.R.B. 395.

(iii)Distributee. A Distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse. Effective January 1, 2010, a

Distributee shall include a non-spouse Beneficiary of a Participant designated in accordance with Section VI(B) of this Plan.

(iv)Direct Rollover. A Direct Rollover is a payment by the Plan directly to the Eligible Retirement Plan specified by the Distributee.

(J)    Qualified Roth Transfers. A Participant may elect to make a Qualified Roth Transfer to his Roth Contribution sub-account of any portion of his Account that is 100% vested (other than his Roth Contribution sub-account and other than any portion that represents an outstanding loan from the Plan) by submitting a request in such manner as prescribed by the Committee. The Qualified Roth Transfer shall be made as soon as practicable following the date on which the Committee receives the Participant’s request to make the Qualified Roth Transfer. For this purpose, the value of the Participant’s Account shall be determined as of the Valuation Date on which such Qualified Roth Transfer occurs. Qualified Roth Transfers shall be taken pro rata from each investment fund with respect to which a Participant has directed the investment of his Account, or the portion of his Account from which such transfer is funded, as the case may be.

ARTICLE IV
ALLOCATION AND ACCOUNTS

(A)    Accounts.

(1)    Elective Contributions Accounts. The Committee shall establish an Account (herein called an “Elective Contributions Account” for each Participant and shall thereafter maintain a record thereof. Elective Contributions under Section III(A) for any Plan Year shall, subject to the limitations of Section (C) of this Article IV, be credited to the Participant’s Elective Contributions Account upon receipt by the Trust as soon as said Elective Contributions can reasonably be segregated from the Employer’s general assets and in no event later than the 15th business day of the month following the month in which such amounts would otherwise have been payable to the Participant in cash. Elective Contributions shall be 100% Vested when made. If a Participant has elected to make Roth Contributions or a Qualified Roth Transfer, then such Participant’s Elective Contributions Account shall be divided into a pre-tax Elective Contribution sub-account and a Roth Contribution sub-account. Gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each affected Participant’s Roth Contribution sub-account and the Participant’s other Accounts under the Plan.

(2)    Safe Harbor Matching Company Contribution Account. The Committee shall establish an Account (herein called a “Safe Harbor Matching Company Contribution Account”) for each Participant in respect of whom the Employer makes a Safe Harbor Matching Company Contribution to the Trust and shall thereafter maintain a record thereof. Safe Harbor Matching Company Contributions for any Plan Year in respect of each Participant shall be credited to the Participant’s Safe Harbor Matching Company Contribution Account upon receipt by the Trust per payroll period. Safe Harbor Matching Company Contributions shall be 100% Vested when made.

(3)    ESOP Accounts. The Committee shall establish an Account (herein called an “ESOP Account”) for each Participant and shall thereafter maintain a record thereof. The ESOP Account of each Participant shall be credited with any Comerica Stock held by the Participant in the Plan. The ESOP Account of each Participant shall be credited and debited periodically during each Plan Year in which the ESOP is maintained with any additions or reductions in the number of shares of Comerica Stock held by such Participant in the Plan due to the allocation of contributions, the reallocation of the investment of the Participant’s Accounts in accordance with Section (F) of this Article IV, with, any stock and cash dividends paid on Comerica Stock held in the ESOP Account, and the allocation of any earnings on any cash held in the ESOP Account. Each Participant’s ESOP Account shall reflect the number of shares and fractional shares of Comerica Stock and cash, if any, credited to such Account. Each such Account shall be distributable to the Participant in accordance with the provisions of this Plan which apply to Elective Contributions and Safe Harbor Matching Contributions, including those provisions of this Plan which apply to loans, hardship distributions and distributions after age 59½ to Participants who are employed by the Company, and shall be subject to investment direction of the Participant subject to the same conditions under which a Participant may direct the investment of the Participant’s Elective Contributions Account and Safe Harbor Matching Company Contribution Account.

All assets allocated to a Participant’s ESOP Account shall be subject to the requirements and restrictions that apply to Comerica Stock held in the Elective Contributions Accounts and Safe Harbor Matching Company Contribution Accounts of Participants, including the provisions of Section IV(K) relating to the form of payment from an Account credited with Comerica Stock and the provisions of Sections IV(L) and (M) relating to voting rights and tender offers. All shares of Comerica Stock allocated to a Participant’s ESOP Account shall also be subject to the requirements and provisions of Sections V(B) and (C), relating to the timing of distributions.
(4)    RAP Account. The Committee shall establish an Account (herein called a “RAP Account”) and shall credit to such Account the account balance of each individual for whom an account was maintained under the Comerica Incorporated Retirement Account Plan on the day prior to the direct transfer of said account balance to this Plan. On the date of such transfer and thereafter, the Committee shall maintain a record thereof.

(B)    Forfeitures. A Participant to whom Section V(A) is applicable and who has no Vested right to his or her Account shall be deemed to have received a cashout distribution and shall forfeit the entire amount in such Account as soon as practicable following the end of the Plan Year in which the Participant’s severance of employment occurs. Such forfeitures shall be held in a separate account and shall be utilized first to restore the Accounts of reemployed Participants who are entitled to such restoration, as provided below, and then to pay reasonable administrative expenses of the Plan or to reduce Company Contributions. If a Participant who does not have any Vested right to his or her Account is subsequently reemployed by an Employer before such Participant has incurred five (5) consecutive Breaks in Service, then the Account of such Participant that was forfeited shall be restored. Any amount so restored shall be derived from forfeitures for that year, and then from Company Contributions for that year or succeeding years, as necessary. If a benefit is forfeited because the Participant or Beneficiary cannot be found, such benefit will be reinstated if a claim is made by the Participant or Beneficiary.

(C)    Limitations on Annual Additions to Accounts. Notwithstanding the foregoing provisions of Sections (A) or (C) of Article III, the contributions and other additions with respect to any one Participant for any Limitation Year under all Defined Contribution Plans of the Company, expressed as an Annual Addition to such Participant’s Account under this Plan and as Annual Additions allocated to such Participant’s accounts under all other Defined Contribution Plans of the Company, shall not exceed the lesser of:

(1)    The Adjusted Equivalent of $53,000; or

(2)    100% of the Annual Compensation paid to such Participant by the Employer in such taxable year;

provided that:
(a)if said limitation would otherwise be exceeded, to the extent that the excess Annual Additions do not exceed the applicable dollar amount under Section 414(v) of the Code, reduced by Catch-Up Contributions previously made and Elective Contributions previously treated as Catch-Up Contributions for the taxable year in which the Plan Year ends, whether under this Plan or another elective deferral program (as defined under Section 402(g)(3) of the Code), the amount of the excess Annual Additions of each Participant shall be recharacterized as Catch-Up Contributions, if such Participant is otherwise eligible to make Catch-Up Contributions under paragraph III(A)(4) during the taxable year in which the excess Annual Addition arises; and

(b)if said limitation would still otherwise be exceeded, the Plan Administrator shall implement the corrective procedures described in the Internal Revenue Service’s Employee Plans Compliance Resolution System or its successor.

In the event the Plan and Trust are terminated, any amounts in a suspense account at the time of the termination, which account was established to hold excess Annual Additions shall be allocated to the Accounts of the Participants in the Plan Year in which the Plan is terminated in the same proportions as a Company Contribution for such Plan Year would be allocated, but only to the extent permitted by the aforesaid limitations on Annual Additions. If, after such allocation any amount remains in such suspense account, it shall be paid to the Company and to the extent any such amount consists of Elective Contributions, the Employer shall pay the same to the appropriate Participants.
(c)The word “Employer” as used in this Section IV(C) shall be deemed to include any Related Company (as modified by Section 415(h) of the Code) unless the context otherwise requires so that for purposes of Section 415 of the Code all Employees of the Employer and any Related Company shall be treated as employed by a single employer.

(d)The compensation limit referred to in paragraph (2) above shall not apply to any contribution for medical benefits after separation from service (within the meaning of section 401(h) or section 419A(1)(2) of the Code) which is otherwise treated as an Annual Addition.

(e)These provisions are intended to meet the requirement of Section 415 of the Code. If the Plan Administrator determines a conflict between the Plan and Section 415 of the Code exists, Section 415 of the Code will supersede the Plan.

(D)    Establishment, and Objectives of Investment Funds. The Company Contributions allocated for each Plan Year to Accounts of Participants for such Plan Year as provided in Section (A) of this Article IV, shall be received by the Custodian to be held and administered by it in accordance with the terms of this Plan. Within the context of the Trust Fund, the Custodian, at the direction of the Committee, shall establish one or more investment funds having such investment objectives as may be ascribed to each such fund by the Committee. Such investment funds shall include the Comerica Stock Fund described in Section IV(K) and also may consist of the Trust’s investment in (i) one or more pooled funds established by the Trustee or an affiliate of the Trustee for the investment of the assets of tax-qualified pension and/or profit-sharing plans, (ii) one or more mutual funds, (iii) one or more contracts issued by an insurance company, and/or in (iv) any other investment vehicle suitable for the investment of assets of the Trust Fund and designated by the Committee; provided however, effective September 16, 2008, the Comerica Stock Fund will no longer accept Participants’ future contributions or reallocations from other investment funds.

The Committee shall provide information to Participants regarding the investment funds available under the Plan, including a description of the investment objectives and types of investments of each such investment fund. If a prospectus is required to be issued with respect to any such investment fund, the Committee shall inform Participants of the availability of such prospectus or, if required by law, arrange to furnish a copy of the prospectus to each Participant.
(E)    Investment of Company Contributions; Employee Stock Ownership Plan. As of the Entry Date on which an Employee commences participation in the Plan, and as of any more frequent intervals designated by the Committee, each Participant shall have the right to designate in a format approved by the Committee in accordance with procedures established by the Committee, that shall at all times comply with the provisions of Section 401(a)(35) of the Code, how Company Contributions thereafter made to the Trust on the Participant’s behalf are to be allocated among the investment funds selected by the Committee; provided, however, that dividends on Comerica Stock shall be invested in the Comerica Stock Fund. The Committee shall compile the results of such elections and direct how such contributions for each Participant are to be allocated among such investment funds. The Custodian shall as soon as reasonably possible after receipt of each Company Contribution made by the Employer to the Trust, allocate such contribution among the investment funds in accordance with such investment elections or instructions. Until a new investment election or instruction for any Participant is received by the Custodian, the Custodian shall continue to invest Company Contributions made for such Participant in the manner designated on the most recently received investment election or instruction relating to such Participant. If the Custodian shall receive a Company Contribution for a Participant for whom it has not received any investment election or instruction, the Custodian shall invest such contribution in the investment fund that is designated by the Committee as the default investment fund for such purpose.

(F)    Participant’s Rights.

(1)    Periodic Reallocation of Accounts. Each Participant, whether or not the Participant’s employment with the Employer has ended, shall be entitled to direct the Committee in accordance with procedures established by the Committee to reallocate all or a portion of the Participant’s Elective Contributions Account, Rollover Account, Safe Harbor Matching Company Contribution Account, and any other Account so that, as of the date of such reallocation, specified percentages (in multiples to be designated by the Committee) of the Participant’s Accounts shall be invested in one or more of the investment funds. Upon receipt of timely instructions from the Committee (which shall be consistent with the directions of Participants desiring allocation or reallocation), the Custodian shall invest or reinvest such portions of the Accounts of Participants thus directing allocation or reallocation as shall (immediately following such investment or reinvestment) result in the Accounts of each such Participant being invested in the investment funds substantially in accordance with the directions of each such Participant. However, no transfers between investment funds shall be permitted if prohibited by the rules applicable to the particular investment fund from or to which a transfer is to be made or by rules adopted by the Committee and communicated to the Participants.

(2)    Segregated Accounts. No Participant shall be permitted to segregate and/or separately direct the investment of his or her Account under the Plan other than among the investment funds selected by the Committee, and any reference to segregated accounts elsewhere in this Plan shall be disregarded.

(G)    Participant’s Investment Accounts. The Committee shall establish and maintain one or more investment accounts for each Participant, showing the balance of each of a Participant’s Accounts in each of the investment funds, and for such other purposes as may be useful in the administration of the Trust under this Plan, and shall cause to be furnished to each Participant at least quarterly a statement of the investment accounts. The fact that investment accounts are established and maintained shall not be construed to mean under any circumstances or event that any Participant has title to any specific asset held in trust hereunder.

(H)    Periodic Revaluation of Investment Funds. As of each Valuation Date, the Custodian shall determine or shall cause the organization(s) holding the assets of a particular investment fund, such as an insurance company or mutual fund, to determine the net earnings or the net loss of each investment fund including net capital gains or losses, if any, for the period ending on such date or since the previous Valuation Date, and shall revalue, or cause to be revalued, each investment fund so as to reflect the increase or decrease in the value of the investments of each investment fund as compared to the value of such investments as of the previous Valuation Date. To the extent an investment fund is invested in shares or units of participation in a mutual fund or pooled fund maintained by the Trustee or an affiliate of the Trustee, such shares or units of participation shall be valued in the manner they are normally valued by the mutual fund or pooled fund. To the extent an investment fund is invested in an annuity or deposit administration contract, including a guaranteed income contract or similar contract issued by an insurance company, it shall be valued in the manner such contract is normally valued by the insurance company.

(I)Periodic Adjustments to Accounts. Adjustments from time to time shall be made to each Participant’s Account as follows:

(1)The Committee shall debit such Accounts currently in respect of any distributions of benefits therefrom.

(2)Promptly following each revaluation of an investment fund pursuant to Section (H) above, the Committee shall allocate, or shall cause to be allocated, to each such Account invested in such investment fund a portion of the net earnings or net loss of such investment fund, including appreciation or depreciation in the value of the assets of such fund, such portion being determined by applying to such net earnings or loss the ratio which the balance of each Account in such fund on the immediately preceding Valuation Date bears to the total of the balances of all Accounts in such fund on such Valuation Date, but taking into account, in a manner determined to be equitable by the Committee, any Company Contributions to, or distributions from, such Accounts since the immediately preceding Valuation Date. Notwithstanding the foregoing, the Committee may allocate, or cause to be allocated, to each such Account invested in such investment fund a portion of the net earnings or net loss of such investment fund, periodically and not less frequently than monthly, on any other basis which in the Committee’s judgment is fair and equitable to Participants and which is based in substance on the sizes of the Accounts invested in such investment fund over the period during which such net earnings or net loss in value occurs.

(3)Expenses and compensation of the Trustee, the Custodian, and the Committee may be charged to the Accounts of Participants as provided in Section X(P).

(J)Accounts of Terminated Participants. Upon the termination of a Participant’s employment with the Employer, whether due to the Participant’s retirement, death, disability or other cause whatsoever, the Participant shall cease to be a Participant for purposes of Article III and, except for benefits payable or distributable under this Plan, shall cease to have any further right, title, or interest in the Plan and Trust. Further, such Participant is not entitled to apply for hardship distributions and unless the Participant is a Party-in-Interest, is not eligible for a Plan loan.

Following the termination of the Participant’s employment, the Custodian shall continue to invest and reinvest the Participant’s Accounts in accordance with the Participant’s instructions as provided in Sections IV(E) and (F) for as long as administratively feasible prior to the time such Accounts are paid to the Participant. Such Accounts shall be credited and debited from time to time with their profits and losses (after deduction of any ordinary and necessary fees and expenses) according to such reasonable and uniform practice as the Committee shall direct.
(K)    Comerica Stock Fund. Pursuant to Section IV(D), the Custodian shall establish and maintain the Comerica Stock Fund, which shall be invested by the Custodian solely in

Comerica Stock purchased by the Custodian in the open market or by private purchase from the Company or others at the fair market value of such stock at the time of purchase, as determined by the Custodian pursuant to applicable provisions of the Trust, provided that the purchase price of any newly issued Comerica Stock purchased by the Custodian from the Company shall not be less than the par value of such stock. There shall be no percentage limitation on the portion of the Trust Fund which the Custodian may invest or hold in Comerica Stock.

Dividends, interest and other distributions received by the Custodian in respect of any of the investment funds, including the Comerica Stock Fund, shall be reinvested in the same investment fund (except, in the case of the Comerica Stock Fund, for dividends that are distributed to Participants in accordance with Section V(E) hereof). However, pending reinvestment, such dividends, interest and other distributions shall be invested by the Custodian in short-term investments, which may include units of participation in a short-term fund sponsored by an affiliate of the Trustee (subject to the requirement that the ESOP is designed to be invested primarily in Comerica Stock). Any Comerica Stock received by the Custodian in respect of any stock split or dividend resulting from a reorganization or other recapitalization of the Company shall be allocated by the Custodian in accordance with applicable provisions of the Trust.
Payments to Participants or to Beneficiaries of Participants from the Comerica Stock Fund under Articles V and VI shall be made in full shares of Comerica Stock (or at the request of the Participant in cash) and any fractional share balance in the Comerica Stock Fund shall be paid in cash.
(L)    Voting of Comerica Stock. All shares of Comerica Stock acquired by the Custodian shall be held by the Custodian until disposed of pursuant to provisions of this Plan. Such shares may be registered in the name of the Trustee or its nominee. The Trustee or its nominee shall vote shares of Comerica Stock in the accounts of Participants as follows:

(1)The Committee shall adopt reasonable measures to notify Participants (and Beneficiaries of Participants) who have an interest in the Comerica Stock Fund of the date and purposes of each meeting of stockholders of the Company at which holders of shares of Comerica Stock shall be entitled to vote, and to request instructions from the Participant to the Committee as to the voting at such meeting of shares of Comerica Stock in the account of each Participant;

(2)Before each such meeting, the Committee shall furnish to the Trustee, and the Trustee shall furnish to each such Participant (or Beneficiary of a Participant), the same information furnished by the Company to its stockholders in respect to such meeting, including proxy materials and, where applicable, a copy of the Company’s annual report;

(3)The instructions received from Participants (or Beneficiaries of Participants) shall be held by the individual or individuals designated by the Committee to receive such instructions in confidence and shall not be divulged or released to any other person, including officers or employees of the Company or any Related Company (including the Trustee);

(4)Upon timely receipt of such instructions, the Trustee, itself or by proxy, shall vote the shares of Comerica Stock in such account of the Participant in accordance with the Participant’s instructions; and

(5)If timely instructions have not been received from a Participant on a particular matter in respect of any shares of Comerica Stock in such Participant’s Account, the Trustee itself or by proxy shall vote all such shares solely in the interest of the Participants and Beneficiaries.

(M)    Tender of Comerica Stock. Except as otherwise expressly provided in this Plan, the Custodian shall not sell, alienate, encumber, pledge, transfer or otherwise dispose of, or tender or withdraw, any shares of Comerica Stock held by it under the Plan. In the event the Custodian determines that a tender or exchange offer for shares of Comerica Stock has commenced, then, notwithstanding any other provision of this Plan, the following provisions of this Section (M) shall become applicable:

(1)    Upon determination that an offer described in the first paragraph of this Section (M) has commenced, the Committee shall cause to be sent to each Participant and Beneficiary of a deceased Participant who, on the effective date of such offer or at any time during the effective period of such offer, has shares of Comerica Stock allocated to his or her Account, such information as is reasonably available to the Committee and as the Committee determines is necessary for such Participant or Beneficiary to make an informed decision in respect of such offer, together with a form prescribed by the Committee pursuant to which such Participant or Beneficiary may direct the Custodian to tender or exchange pursuant to such offer all or part of the shares of Comerica Stock so allocated to his or her Account. The Custodian shall tender or exchange only those shares of Comerica Stock as to which valid and timely directions to tender or exchange have been received and which have not been validly and timely revoked, and all other shares of Comerica Stock held under the Plan shall be tendered or exchanged or continue to be held by the Custodian, as the Trustee determines to be in the best interests of Participants and Beneficiaries. If, in the course of an offer described in the first Section of this Section (M), there shall arise any issue on which Participants or Beneficiaries who have directed the tender or exchange of shares of Comerica Stock are required to have an opportunity to alter their positions (including, but not limited to, an opportunity to tender or exchange shares of Comerica Stock in a competing offer), the Committee shall, in accordance with the foregoing provisions of this paragraph (1) and to the extent reasonably practicable, solicit the directions of such Participants and Beneficiaries with respect to each such issue and act in response to such directions.

(2)    The instructions received by the Committee from Participants (or Beneficiaries of Participants) shall be held by the individual or individuals designated by the Committee to receive such instructions in confidence and shall not be divulged or released to any other person, including officers or employees of the Company or any Related Company (including the Trustee).

(3)    To the extent that an offer described in the first paragraph of this Section (M) is for cash, proceeds received by the Custodian from the tender or sale of any shares of Comerica Stock pursuant to such offer shall be invested by the Custodian in one or more of the other investment funds in accordance with directions from Participants and Beneficiaries whose shares of Comerica Stock were sold. In the absence of such direction from any such Participant or Beneficiary, such proceeds shall be invested in the investment fund that is designated by the Committee as the default investment fund for such purpose. To the extent that an offer described in the first paragraph of this Section (M) is for property other than cash, property received by the Custodian from the tender, exchange or sale of any shares of Comerica Stock pursuant to such offer shall be held by the Custodian in a separate investment fund pending a determination of its disposition by the Committee. The proceeds from any shares of Comerica Stock sold pursuant to such an offer shall be allocated to the accounts of Participants and Beneficiaries who directed the sale of such shares pursuant to such offer.

(4)    Any rights to purchase Comerica common stock or preferred stock appurtenant to shares of Comerica Stock allocated to the Account of a Participant which became detached from such shares of Comerica Stock shall be allocated, held or disposed of by the Custodian in the manner directed by the Committee.

ARTICLE V
RETIREMENT BENEFITS AND VESTING

(A)    Severance from Employment. Upon a Participant’s severance from employment with his or her Employer, such Participant may elect to receive payment of his or her Vested benefit hereunder, which benefit shall not commence earlier than thirty days following such severance from employment. For purposes of this Section, a Participant shall be treated as having severed from employment during any period the Participant is performing service in the uniformed services described in Section 3401(h)(2)(A) of the Code, regardless of whether such Participant is receiving differential wage payments (as defined under Section 414(u)(12)(D) of the Code) from an Employer. A Participant who is deemed to have severed employment under the preceding sentence and who elects to receive a distribution is prohibited from making Elective Contributions and Catch-Up Contributions during the six-month period beginning on the date of the distribution.

No more than 180 days before a distribution is made or commences to a Participant, the Committee shall provide a form on which the Participant may apply for benefits and elect a distribution option, and shall notify the Participant of his or her right to defer distribution to his or her Required Beginning Date, as defined in Section V(G), and of optional forms of payment under the Plan, including, if applicable, a Direct Rollover, as defined in sub-paragraph III(I)(4)(iv), and the tax consequences of making or not making a Direct Rollover.
If a Participant has received the notice(s) described above, and makes an election to commence his or her benefit hereunder, the Committee may implement such election less than 30 days after the Participant has received the notice, provided the Committee notifies the Participant of his or her right to an election period of at least 30 days following the Participant’s receipt of the notice.

Each Participant shall be entitled to elect, in a manner prescribed by the Committee, the distribution option by which the Vested portion of his or her Account shall be distributed and the date on which payments should be made (subject, however, to the cash-out rules in Section VI(C)). In the case of the death of a Participant, the Participant’s Beneficiary shall be entitled to elect, in a manner prescribed by the Committee, the form and date of distribution of the deceased Participant’s Vested Account balance. A Participant or Beneficiary may elect only one distribution option, unless he or she elects a Rollover Contribution of less than the full Vested balance of the Account below. The Committee, upon receipt of the elections filed pursuant to this Section, shall direct the Custodian as to the time and manner of distribution. The forms of distribution that may be elected are as follows:
(1)    Lump Sum Distribution. If the Participant shall complete and return a distribution form to the Committee, the Participant’s Account shall be paid, as he may direct, in the form of a cash lump sum. Pursuant to Section IV(K), distribution of a Participant’s ESOP Account and the portion of the Participant’s Elective Contributions Account and Matching Company Contributions Account that is invested in the Comerica Stock Fund will be made in whole shares of Comerica Stock (or in cash, at the request of the Participant) and any fractional share balance shall be paid in cash. Shares of Comerica Stock (including ESOP Stock) held or distributed by the Custodian may include such legend restrictions on transferability as the Company may reasonably require in order to assure compliance with applicable federal and state securities laws.

(2)    Periodic Distributions. If the Participant shall complete and return a distribution form to the Committee, the Participant’s Account shall be paid, as he may direct as an annual election of equal monthly, quarterly, or annual installments; provided, however, that the amount to be distributed each year, commencing with the year in which the Participant’s Required Beginning Date falls, must be at least an amount that satisfies the minimum distribution requirements of Sections V(F) and (G).

(3)    Rollover Contribution. If the Participant shall complete and return the proper form to the Committee, then the Participant’s Account, or any portion thereof, shall be rolled over to another financial institution as permitted in Section III(I).

(4)    Partial Distributions. A Participant who has terminated employment may elect to receive partial distributions from his or her Account at any time.

(B)    Deadline for Payment of Benefits; Required Beginning Date. The following deadlines shall apply to the payment, or commencement of payment, of any benefits under the Plan. A Participant’s failure to apply for a benefit is deemed to be an election not to commence benefits.

(1)    Commencement of Benefits. Unless the Participant shall otherwise elect, the payment of benefits under the Plan to the Participant shall begin not later than the 60th day after the close of the Plan Year in which occurs the latest of the following:

(a)The date on which the Participant attains age 65;

(b)The tenth anniversary of the year in which the Participant commenced participation in the Plan; or

(c)The severance of the Participant’s employment with the Employer. If the Participant under another provision of this Plan may elect to defer the payment, or commencement of payment, of benefits under the Plan beyond the latest of the foregoing dates, such election shall be subject to (2) below and to the distribution rules of Section V(A), must be submitted to the Committee in writing, must be signed by the Participant, and must describe the benefit and the date on which payment of such benefit shall be made or shall commence.

(2)    Age 70½ Required Minimum Distribution. Any benefits payable under the Plan to a Participant (other than a 5-percent owner as defined in Section 416 (i)(1) of the Code) who attains age 70½ after 1996 shall be paid, or shall begin to be paid, not later than April 1 of the calendar year following the later of, (i) the calendar year in which the Participant attains age 70½ or (ii) the calendar year in which the Participant retires. Any benefits payable under the Plan to a Participant who is a 5-percent owner (as defined in Section 416(i)(1) of the Code) with respect to the Plan Year ending in the calendar year in which such a Participant attains age 70½ shall be paid, or begin to be paid, not later than April 1 of the calendar year following the calendar year in which such a Participant attains age 70½. In the Plan, the date by which any such benefits must be paid, or begin to be paid, as specified above in this paragraph, is called the “Required Beginning Date.”

(3)    ESOP Account. Notwithstanding paragraphs (1) and (2) above, with respect to the balance of a Participant’s ESOP Account, the following distribution rules also shall apply:

(a)    Distributions shall be made or shall commence not later than one year after the close of the Plan Year in which the Participant separates from service by reason of the attainment of Normal Retirement Age under the Plan, or death, or one year after the close of the Plan Year which is the fifth Plan Year following the Plan Year in which the Participant otherwise separates from service, unless the Participant is reemployed by the Company before the end of such year.

(b)    Unless the Participant elects otherwise, the distribution of the Participant’s ESOP Account shall be in substantially equal periodic payments (not less frequently than annually) over a period not longer than the greater of (i) five years, or (ii) if the balance of the Participant’s ESOP Stock Account is in excess of the Adjusted Equivalent of $1,070,000.00, five years plus one additional year for the Adjusted Equivalent of each $210,000.00 or fraction thereof by which such balance exceeds the Adjusted Equivalent of $1,070,000.00.

(C)    Limitations on Payment of Benefits Derived from Elective Contributions and Matching Company Contributions. In no event shall any distribution from a Participant’s Account that is attributable to Elective Contributions, Matching Company Contributions, Performance-Based Matching Company Contributions, or Safe Harbor Matching Contributions (other than a hardship distribution under Section VI(D)) be made earlier than: (1) the

Participant’s retirement, death, severance from employment, or attainment of age 59½; or (2) the termination of the Plan and Trust pursuant to Article IX unless the Company or Related Company establishes or maintains an alternative defined contribution plan as described in Treasury Regulation Section 1.401(k)-1(d)(4).

(D)    Special Rule Applicable to Section 16 Insiders. Notwithstanding any other provisions of the Plan, except in the circumstance of death, retirement or other termination of employment, a Section 16 Insider shall not be permitted to receive a cash distribution from the Plan that is funded to any extent by a disposition of his or her interest in the Comerica Stock Fund if, within the previous six months, the Section 16 Insider (or any other person whose transactions are attributed to the Section 16 Insider under Section 16 of the Exchange Act) either (i) acquired shares of Comerica Stock in the open market or pursuant to a private transaction, or (ii) made an election under the Plan (or under any other Plan sponsored by the Company) that resulted in an acquisition of equity securities of the Company within the meaning of that term under Section 16 of the Exchange Act.

(E)    Distribution of Cash Dividends. Dividends, if any, paid during the Plan Year on shares of ESOP Stock allocated to the ESOP Account of a Participant shall be reinvested in ESOP Stock which shall be allocated to such Participant’s ESOP Account. A Participant must affirmatively elect to receive cash dividends, otherwise dividends are automatically reinvested. Any such dividends shall be paid quarterly.

(F)    Minimum Distribution Incidental Benefit. All distributions shall be determined and made in accordance with the Regulations under Section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Regulations.

(G)    Minimum Distribution Requirements Final (401)(a)(9) Regulations.

(1)    General Rules

(a)    Effective Date. The provisions of this Section (G) shall apply for purposes of determining required minimum distributions for calendar years beginning with the 2002 calendar year.

(b)    Coordination with Minimum Distribution Requirements Previously in Effect. Required minimum distributions for 2002 under this Section V(G) shall be determined as follows. If the total amount of 2002 required minimum distributions under the Plan made to the Distributee prior to the effective date of this Section equals or exceeds the required minimum distributions determined under this Section, then no additional distributions shall be required to be made for 2002 on or after such date to the Distributee. If the total amount of 2002 required minimum distributions under the Plan made to the Distributee prior to the effective date of this Section is less than the amount determined under this Section, then required minimum distributions for 2002 on and after such date shall be determined so that the total amount of required minimum distributions for 2002 made to the Distributee shall be the amount determined under this Section.

(c)    Precedence. The requirements of this Section shall take precedence over any inconsistent provisions of the Plan.

(d)Requirements of Treasury Regulations Incorporated. All distributions required under this Section shall be determined and made in accordance with the Treasury Regulations under Section 401(a)(9) of the Code.

(e)TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Section, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

(2)    Time and Manner of Distribution.

(a)Required Beginning Date. The Participant’s entire interest shall be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(b)Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest shall be distributed, or begin to be distributed, no later than as follows:

(i)If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then, except as provided otherwise in the Plan, distributions to the surviving spouse shall begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have an Attained Age of 70½, if later.

(ii)If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, then, except as provided otherwise in the Plan, distributions to the Designated Beneficiary shall begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii)If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest shall be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv)If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, the provisions of this paragraph (2)(b), other than sub-paragraph (2)(b)(i), shall apply as if the surviving spouse were the Participant.

For purposes of this paragraph (2)(b) and paragraph (4), unless sub-paragraph (2)(b)(iv), distributions are considered to begin on the Participant’s Required Beginning Date. If sub-paragraph (2)(b)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under sub-paragraph 2.2(b)(i).
(c)Forms of Distribution. Unless the Participant’s interest is distributed in a single sum on or before the Required Beginning Date, distributions will be made as of the first Distribution Calendar Year in accordance with paragraphs (3) and (4) of this section.

(3)    Required Minimum Distributions During Participant’s Lifetime.

(a)    Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that shall be distributed for each Distribution Calendar Year is the lesser of:

(i)the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

(ii)if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and spouse’s Attained Ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.

(b)    Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions shall be determined under this section 3 beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

(4)    Required Minimum Distributions After Participant’s Death.

(a)    Death On or After Date Distributions Begin.

(i)    Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that shall be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

(1)The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3)If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining life expectancy is calculated using the age of the Designated Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii)    No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that shall be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(b)    Death Before Date Distributions Begin.

(i)    Participant Survived by Designated Beneficiary. Except as provided elsewhere in the Plan, if the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that shall be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in sub-paragraph (4)(a).

(ii)    No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)Death of Surviving Spouse Before Distributions to Surviving Spouse are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under sub-paragraph (2)(b)(i) this paragraph (4)(b) shall apply as if the surviving spouse were the Participant.

(5)    Definitions.

(a)    Designated Beneficiary. The individual who is designated as the beneficiary under Section VI(B) of the Plan and is the Designated Beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.

(b)    Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under paragraph (2). The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including, the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(c)    Life Expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.

(d)Participant’s Account Balance. The Account balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

(e)Required Beginning Date. The date specified in paragraph V(B)(2) of the Plan.

Notwithstanding any other provision of this Plan to the contrary, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Section 401(a)(9)(H) of the Code (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated Beneficiary, or for a period of at least ten (10) years (“Extended 2009 RMDs”), will not receive those distributions for 2009.
ARTICLE VI
OTHER BENEFITS

(A)    Death; Spousal Consent to Designation Required if Spouse is not Beneficiary. A Participant who dies while an Employee shall become 100% Vested upon his or her date of death. For this purpose, a Participant who dies while performing qualified military service, as defined in Section 414(u) of the Code, shall be one hundred percent (100%) Vested as if the Participant had resumed employment on the day immediately preceding his death, regardless of whether such Participant is receiving differential wage payments, as defined in Section 414(u)(12)(D) of the Code. Irrespective of whether the Participant’s employment has theretofore terminated, the entire Vested balance of such Participant’s Account shall be paid in a lump sum or equal monthly quarterly or annual installments over a period not extending beyond the period permitted by Section V(G) (reduced by any portion of the Participant’s Account applied pursuant to paragraph VI(F)(4) to pay the balance of any loan from the Trust to the Participant outstanding at the time of the Participant’s death) to the Participant’s surviving spouse (who, subject to the following provisions of this sentence, shall be deemed the Participant’s designated Beneficiary), or if there is no surviving spouse, or the surviving spouse has consented in writing to the designation of another specific Beneficiary by the Participant, to the Participant’s designated Beneficiary, subject, however, to Section VI(B) below. Any such written consent by the Participant’s spouse shall acknowledge the effect of the consent and be witnessed by a notary public. No designation by a married Participant of a Beneficiary other than the Participant’s spouse or method of payment shall be changed without the written consent of the spouse unless the written consent of the spouse to the first designation expressly permits further designations by the Participant without any requirement of further consent by the spouse. No such written consent of the spouse of a Participant need be obtained if it is established to the satisfaction of the Committee that such spouse cannot be located or that such other circumstances exist as may be described in Treasury Regulations promulgated under Section 417(a)(2)(B) of the Code.

(B)    Designation of Beneficiary and Method of Distribution. Subject to Section (A) of this Article VI (requiring spousal consent if a person other than the Participant’s spouse is to be designated as Beneficiary) and Section V(G) (imposing certain restrictions on distributions from the Plan on account of the death of the Participant), a Participant shall have the right from time to time to file with the Committee a written designation of Beneficiary and method of distribution of death benefits under the Plan, which designation may from time to time be amended or revoked; provided, however -

(1)    No designation of Beneficiary, and no amendment or revocation thereof, shall become effective if filed after such Participant’s death, unless the Committee shall determine such designation, amendment or revocation to be valid.

(2)    With respect to any Participant who is unmarried at the time of his or her death, in the absence of an effective designation of Beneficiary, or if the Beneficiary designated shall not survive the Participant, then said death benefits shall be paid to the Participant’s estate.

(3)    If any individual who would be entitled to receive death benefits (either under (2) above or because designated by the Participant as a Beneficiary) shall be a minor or adjudged mentally incompetent, the Committee may, in its, discretion, direct the Custodian to pay all or part of the death benefits otherwise distributable in accordance with Section X(O). If and to the extent that there shall be no surviving Beneficiary effectively designated by the Participant, the Participant’s estate shall be deemed to be the Beneficiary.

(4)    In the event of a divorce (as evidenced by a signed divorce decree or judgment of divorce) after the filing of a written designation of Beneficiary, the divorced spouse of the Participant shall be deemed to have predeceased the Participant. Accordingly, the death benefits shall be paid only to those designated Beneficiaries who are entitled to distributions under the Beneficiary designation in effect at the time of the divorce by reason of the divorced spouse’s failure to have survived the Participant (the secondary Beneficiary).

(C)    Involuntary Cash-Outs. Notwithstanding anything in Articles V or VI to the contrary, but subject to (1) below, if at the time of a Participant’s death or other termination of employment or retirement, the present value of any Accrued Benefit payable to or with respect to the Participant under the Plan, i.e., derived from all of the Participant’s Accounts, does not exceed $5,000 as of December 31 of the year of termination or more frequently as determined by the Committee, such benefit shall be paid to the Participant’s Beneficiary or to the Participant in a Lump Sum payment in cash. If a Participant’s employment terminates before his or her Normal Retirement Date for any reason other than the Participant’s death and such Accrued Benefit exceeds $5,000, the Participant shall have the right to elect in writing delivered to the Committee to defer payment of such Accrued Benefit to the Participant’s Required Beginning Date. The failure of such a Participant to consent to an immediate Lump Sum payment as permitted by Article V shall be deemed an election by the Participant to defer payment of any such Accrued Benefit to the Participant’s Required Beginning Date as provided above. If payment of the Participant’s Accrued Benefit is deferred to the Participant’s Required Beginning Date, such Accrued Benefit shall be paid or commence to be paid to the Participant on his or her Required Beginning Date in accordance with any distribution option available under the Plan that complies with the required minimum distribution regulations under Section 401(a)(9) of the Code.

The value of a Participant’s nonforfeitable Account balance shall be determined by including that portion of the Account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code. If the value of the Participant’s nonforfeitable Account balance as so determined is $5,000 or less, the Plan shall immediately distribute the Participant’s entire nonforfeitable Account balance.
(1)    Automatic Rollovers for Amounts Less than $5,000 and greater than $1,000. Notwithstanding the foregoing provisions of this Section (C), in the event of a mandatory distribution greater than $1,000 and less than $5,000, if a Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan, as such term is defined in sub-paragraph III(I)(4)(ii), specified by the Participant in a direct rollover or to receive the distribution directly, then the Custodian will pay the distribution in a direct rollover to an individual retirement plan designated by the Committee. Rollover contributions and earnings allocable thereto must be taken into account for purposes of determining whether the $1,000 threshold is exceeded.

(D)    Hardship Distributions. Subject to the application of uniform rules consistently applied, the Committee, upon the written request of a Participant and the approval of such request, the Custodian shall distribute to such Participant from the Participant’s Matching Company Contributions Account (but not Matching Company Contributions treated as Elective Contributions or income allocable thereto), the Participant’s pre-tax Elective Contribution sub-account (but not Matching Contributions treated as Elective Contributions or income allocable thereto), the Participant’s Employee Rollover Account (including income allocable thereto), the Participant’s Roth Contribution sub-account (but not including income allocable thereto), but not from the Participant’s Safe Harbor Matching Company Contribution Account or RAP Account, in a Lump Sum, as follows:

(1)    Any such distribution from the Participant’s Matching Company Contributions or Employee Rollover Account shall be subject to the following requirements:

(a)    No distribution shall be made under this Section (D) unless the Participant meets the standards described in paragraph (2) below.

(b)    No such distribution shall be made in any case where benefits are currently payable to or in respect of such Participant under Article V or under the foregoing provisions of this Article VI.

(c)    The Committee shall determine the amount of any such distribution.

(2)    Any such distribution from the Participant’s Elective Contributions Account shall be subject to the following requirements:

(a)    No such distribution shall be made unless the Committee determines that the distribution will be made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need.

(b)    A distribution will be deemed to be made on account of an immediate and heavy financial need only if the distribution is on account of:

(i)Expenses for (or necessary to obtain) medical care that would be deductible under Section 213(d) of the Code, without regard to whether the expenses exceed 7.5% of adjusted gross income, including such expenses attributable to a primary beneficiary that are not deductible due to such primary beneficiary’s failure to qualify as a spouse or dependent of the Participant;

(ii)Costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

(iii)Payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post-secondary education for the Participant, his or her spouse, children, dependents (as defined in Section 152 of the Code but for taxable years beginning on or after January 1, 2005, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Code or primary beneficiaries;

(iv)Payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of that residence;

(v)Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, child, dependent (as defined in Section 152 of the Code but for taxable years beginning on or after January 1, 2005, without regard to Section 152(d)(1)(B) of the Code) or a primary beneficiary; or

(vi)Expenses for the repair of damage to the Participant’s principal residence that would qualify for a casualty deduction under Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

For purposes of this paragraph, the term “primary beneficiary” means an individual who is named as a Beneficiary under the Plan and who has an unconditional right to all or a portion of the Participant’s Account balance under the Plan upon the death of the Participant. A distribution on account of expenses attributable to a Participant’s primary beneficiary shall be permitted only if such primary beneficiary is the domestic partner of the Participant, as reflected on a declaration form on file in accordance with the Company’s policies and procedures as in effect from time to time.

(c)    A distribution shall be deemed necessary to satisfy an immediate and heavy financial need of Participant if all of the following requirements are met:

(i)    The financial need cannot be satisfied from other resources that are reasonably available to the Participant, and the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant. The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution;

(ii)    The Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under this Plan, and all other plans maintained by the Company; and

(iii)    All other plans maintained by the Company which cover the Participant provide that the Participant’s Elective Contributions and Employee contributions, if any, shall be suspended for at least 6 months after receipt of the hardship distribution under the Plan.

If a Participant receives a hardship distribution under this Plan, the Participant’s Elective Contributions to this Plan shall be suspended for 6 months after receipt of the distribution. A Participant shall not fail to be treated as an eligible employee for purposes of the coverage and discrimination requirements of Regulations under Section 401(k) of the Code merely because the Participant is suspended from making Elective Contributions or Employee contributions under the above requirements.
(d)    For the purpose of substantiating that the distribution is necessary to satisfy the financial need, the Committee shall require each applicant to represent in writing that his or her financial need cannot be relieved--

(i)    through reimbursement or compensation by insurance or otherwise;

(ii)    by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need;

(iii)    by cessation of Elective Contributions or Employee contributions under the Plan; or

(iv)    by other distributions or nontaxable (at the time of the loan) loans from plans maintained by the Company or a Related Company, or by any other employer of the Participant, or by borrowing from commercial sources on reasonable commercial terms.

For purposes of this determination, the Participant’s resources shall be deemed to include those assets of the Participant’s spouse and minor children that are reasonably available to the Participant.
(e)    No such distribution shall exceed the Participant’s Elective Contributions Account balance as of December 31, 1988 plus Elective Contributions (but, not earnings thereon) credited to such Account after December 31, 1988.

(3)    Hardship distributions shall be taken pro rata from each available Account and sub-account of the Participant and from each investment fund with respect to which a Participant has directed the investment of his Account, or the portion of his Account from which such distribution is funded, as the case may be.

(E)    Age 59½ Distributions. Notwithstanding the foregoing provisions of Section (D), upon the request of a Participant with an Attained Age of at least 59½, the Custodian shall distribute up to 100% of the funds from the Participant’s Vested Accounts under the Plan (other than a Participant’s RAP Account) to such Participant in a Lump Sum even though the Participant is still employed by the Company.

(F)    Participant Loans. Subject to the application of uniform rules consistently applied, the Committee may upon the written request of a Participant who is an Employee, or a former Employee, Beneficiary, or alternate payee under a qualified domestic relations order who is a Party in Interest, which shall be treated as an election by the Employee or other Party in Interest to segregate and separately direct the investment of a portion of his or her Account, direct the Custodian to make a loan or loans to such Employee or other Party in Interest from any portion of his or her Account, other than his or her RAP Account, as follows:

(1)    The aggregate amount of such loan or loans to a borrower shall not exceed the lesser of:

(a)    $50,000 reduced by the excess, if any, of (i) the highest outstanding balance of loans from the Trust during the one-year period ending on the day before the date on which the loan is made, over (ii) the outstanding balance of loans from the Trust on the date on which the loan is made; or

(b)    50% of the Vested balance of the borrower’s Account (excluding the borrower’s RAP Account, if any) if the borrower were to retire or otherwise terminate employment with the Employer at the time of the loan.

The “outstanding balance of loans” shall include the unpaid balance of any loan that is in default, and is deemed to be distributed under Section 72(p) of the Code, and interest accruing on that loan after the date of default.
(2)    No such loan shall be made unless the Committee shall determine that there is a reasonable expectation of its repayment as and when due, otherwise than under (4) below.

(3)    The Committee or its designee shall determine the amount, terms and conditions of any such loan; provided that, except as permitted by the written loan procedures adopted by the Committee that apply to outstanding loans during a leave of absence or military service, each such loan must by its terms be repayable in substantially equal payments of principal and interest not less frequently than quarterly within five years from the date of the loan, bear interest at a reasonable rate, be adequately secured, and, if made to a so-called “disqualified person” meet the other requirements of Section 4975(d)(1) of the Code. Notwithstanding the limitation on the term of a loan set forth in this paragraph, the Committee may agree to a loan term in excess of five years (but not in excess of fifteen years) provided that the loan is used to acquire a dwelling unit that within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the Participant.

(4)    No payment out of the Trust shall be made to or in respect of, such Participant or the Participant’s Beneficiary (except under Section (D) or this Section (F)) unless and until all unpaid loans to the borrower have been satisfied in full, and if any loan to a borrower has not been satisfied in full at the time such borrower or the borrower’s Beneficiary is to receive a payment out of the Trust, the Custodian may apply a sufficient part of the borrower’s Account in satisfaction of any unpaid part of such loan. No part of a Participant’s Elective Contributions Account, Matching Company Contributions Account, Qualified Nonelective Contribution Account, Qualified Matching Account, or Safe Harbor Matching Contribution Account shall be applied in satisfaction of the unpaid part of a loan to the Participant prior to the earlier of an event entitling the Participant or the Participant’s Beneficiary to the payment of the Participant’s Elective Contributions Account or the Participant’s attainment of age 59½.

(5)    The aggregate of all loans to a borrower under this Plan and under all other tax- qualified plans of the Company or any Related Company shall not exceed the amount stated in (1)(a) above.

(6)    The Committee shall, before directing the Custodian to make any loan under this Section (F), adopt rules relating to loans consistent with this Section (F), and in compliance with the applicable provisions of the Code and ERISA. Such written loan procedures shall be administered by the Committee or its designee in accordance with ERISA, the Code, and this Plan document.

(7)    Notwithstanding the foregoing, a Section 16 Insider shall not be permitted to receive a loan from the Plan that is funded to any extent by a disposition of his or her interest in the Comerica Stock Fund if, within the previous six months, he or she (or any other person whose transactions are attributed to the Section 16 Insider under Section 16 of the Exchange Act) either (i) acquired shares of Comerica Stock in the open market or pursuant to a private transaction, or (ii) made an election under the Plan or under any other Plan sponsored by the Company) that resulted in an acquisition of equity securities of the Company within the meaning of that term under Section 16 of the Exchange Act.

(8)    The Committee may impose a quarterly maintenance fee for loans charged directly to the Participant’s Account, as specified in the Comerica Incorporated Preferred Savings Plan Participant Loan Policies and Procedures.

(9)    If a loan is in default and deemed to be distributed, and has not been repaid, then no subsequent payment to the borrower shall be treated as a loan under Section 72(p)(2) of the Code unless:

(a)repayments are made by payroll withholding pursuant to an arrangement that is enforceable under applicable law; or

(b)the borrower provides adequate security to the Plan in addition to the borrower’s Account balance under the Plan.

(G)    KETRA and GOZA Distributions and Loans.

(1)    Notwithstanding anything in the Plan to the contrary, a Qualified Individual shall be eligible for the relief provided in Sections 101, 102, and 103 of the Katrina Emergency Tax Relief Act of 2005 (“KETRA”) or Section 201 of the Gulf Opportunity Zone Act of 2005 (“GOZA”) that provides for:

(a)    Qualified Hurricane Distributions;

(b)    loans made before January 1, 2007 and on or after September 24, 2005 in the case of Qualified Individuals described in (2)(a)(i) below or on or after December 21, 2005 in the case of Qualified Individuals described in (2)(a)(ii) below, of up to the lesser of:

(i)$100,000 minus the difference between the highest outstanding loan balance during the preceding 12 consecutive month period and the outstanding loan balance on the date the loan was made; or

(ii)the Qualified Individual’s vested Account balance;

(c)suspension for one year of loan repayments due before January 1, 2007 and on or after:

(i)August 25, 2005, in the case of Qualified Individuals described in (2)(a)(i) below;

(ii)September 23, 2005, in the case of Qualified Individuals described in (2)(a)(ii)(a) below;

(iii)October 23, 2005, in the case of Qualified Individuals described in (2)(a)(ii)(b) below;

provided that any subsequent repayments with respect to any such loan shall be adjusted to reflect the delay and any interest accruing during the delay. The period of the delay shall be disregarded in determining the five-year period and the term of the loan under Sections 72(p)(2)(B) and (C) of the Code;
(d)the right to contribute or re-contribute to the Plan, during the three-year period beginning on the day after the date the distribution was made, any part or all of a Qualified Hurricane Distribution that was an Eligible Rollover Distribution. Such contribution or re-contribution shall be deposited in the individual’s Rollover Contribution Account;

(e)the right to contribute or re-contribute to the Plan during the period beginning on August 25, 2005 and ending on February 28, 2006 part or all a hardship distribution under Section 401(k)(2)(B)(i)(IV) or 403(b)(7)(A)(ii) or 403(b)(11) of the Code made after February 28, 2005 and before August 29, 2005 that was to be used to purchase or construct a principal residence in the Hurricane Katrina, Rita, or Wilma disaster area but which was not so purchased or constructed on account of Hurricane Katrina, Rita, or Wilma. Such contribution or re-contribution shall be deposited in the individual’s Rollover Contribution Account.

(2)    For purposes of this Section G:

(a)    “Qualified Individual” means:

(i)For purposes of KETRA relief, an individual whose principal place of abode on August 28, 2005 was located in the Hurricane Katrina disaster area and who sustained an economic loss by reason of Hurricane Katrina;

(ii)For purposes of GOZA relief, an individual whose principal place of abode:

(1)on September 23, 2005 was located in the Hurricane Rita disaster area and who sustained an economic loss by reason of Hurricane Rita; or

(2)on October 23, 2005 was located in the Hurricane Wilma disaster area and who sustained an economic loss by reason of Hurricane Wilma.

(b)    “Qualified Hurricane Distribution” means a distribution from the Participant’s Accounts made:

(i)    on or after August 25, 2005 and before January 1, 2007 to a Qualified Individual described in (i) above;

(ii)    on or after September 23, 2005 and before January 1, 2007 to a Qualified Individual described in (ii)(a) above; or

(iii)    on or after October 23, 2005 to a Qualified Individual described in (ii)(b) above;

which, in the aggregate with all such distributions from all plans maintained by the Company and Related Companies to such Qualified Individual, does not exceed $100,000. In making a determination that a distribution is a Qualified Hurricane Distribution, the Committee may rely on reasonable representations from the distributee with respect to the distributee’s principal place of abode and the economic loss suffered as a consequence of Hurricane Katrina, Rita, or Wilma.
(H)    Grandfathered Benefits. Notwithstanding any other provision of the Plan to the contrary, the following provisions shall apply to any Participant whose Account includes amounts transferred directly to the Plan from another qualified plan that provides for optional forms of benefit not otherwise provided under the Plan.

(1)    The following provisions shall apply to any Participant whose Account includes amounts transferred from the Sterling Bancshares, Inc. Employee Savings Plan (“Sterling Participant”):

(a)    Disability. A Sterling Participant who is Disabled may at any time after the determination of such Disability request a distribution of that portion of his Vested Accounts that is attributable to amounts transferred to the Sterling Bancshares, Inc. Employee Savings Plan from the Plaza Bank 401(k) Plan. For this purpose, Disability means a physical or mental impairment arising after the Sterling Participant became a participant in the Plaza Bank 401(k) Plan and that, in the opinion of a physician acceptable to the Committee, totally and permanently prevents the Sterling Participant from performing his or her customary and usual duties for the Employer. If a difference of opinion arises between the Sterling Participant and the Committee as to whether the Sterling Participant has suffered a Disability, the difference of opinion will be settled by a majority decision of three physicians, one to be appointed by the Committee, one to be appointed by the Sterling Participant, and the third to be appointed by the two physicians first appointed as provided above.

(b)    Voluntary, After-Tax Contributions. Upon the request of a Sterling Participant, the Custodian shall distribute up to 100% of that portion of the Sterling Participant’s Vested Accounts that consists of voluntary, after-tax contributions transferred to the Plan from the Sterling Bancshares, Inc. Employee Savings Plan in a Lump Sum even though the Sterling Participant is still employed by an Employer.

ARTICLE VII
COMMITTEE

(A)    Composition of Committee. Subject to Article VIII, the Plan need not, but may be administered by a Committee of one or more Employees (or other individuals familiar with the affairs and personnel of the Company), who shall be appointed by, and hold office at the pleasure of, the Chairman of the Company. Vacancies in the Committee resulting from death, resignation, removal or otherwise shall be promptly filled by the Chairman, but the Committee may exercise its powers and authority notwithstanding the existence of vacancies. The Board of Directors of the Company may also appoint a committee of members of the Board to monitor the administration of the Plan. Any such committee shall possess all powers granted to the Committee herein, and may act in the place of the Committee with respect to any matter involving the Plan, and any reference in the Plan to the Committee shall apply equally to any committee comprised of members of the Board of Directors of the Company.

(B)    Removal and Resignation. A member of the Committee may resign at any time upon not less than ten days’ written notice to the Chairman, specifying the effective date of resignation. A member may be removed or appointed by the Chairman for any reason or for no reason and at any time.

(C)    Quorum. The Committee shall act by a majority of its members at the time in office, and such action may be taken either by vote at a meeting or pursuant to a unanimous written consent resolution without a meeting. A member of the Committee shall not vote or act on any matter relating solely to himself

(D)    Officers. The Committee may by such majority action appoint from among its number a Chairman to preside at its meetings and a Secretary, who need not be a member, to keep records of its meetings and activities and to perform such other duties and functions as the Committee may prescribe. In like manner, it may designate any one or more of its members or its Secretary to execute any instrument or document upon its behalf, and the action of such person shall have the same force and effect as if taken by the entire Committee. In the event of such authorization, the Committee shall notify the other Administrative Parties thereof in writing, and such parties shall be entitled to rely upon such notification until the Committee shall give written notification to the contrary.

(E)    Records and Reports. The Committee shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA, the Code, and governmental regulations issued thereunder relating to reporting and disclosure, including the furnishing of information to Participants and Beneficiaries and the filing of information and reports with the Internal Revenue Service and the Department of Labor.

(F)    Powers and Duties. The Committee shall have any and all powers, authority and duties which shall be necessary and proper to enable it to carry out its obligations under this Plan, including by way of illustration and not limitation, the complete and absolute power:

(1)    To construe and interpret the Plan, decide all questions of eligibility, determine the amount, manner and time of payment of any benefits hereunder, and direct the Custodian with respect to the amount, manner and time of payment of such benefits;

(2)    To prescribe procedures to be followed by Participants or Beneficiaries filing applications to participate, elections, designation of beneficiary forms, applications for benefits, if any, and any other forms required or desirable under the Plan;

(3)    To prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;

(4)    To receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan;

(5)    To furnish the Company, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(6)    To receive and review the periodic valuation of accounts made by the Custodian;

(7)    To receive, review and keep on file (as it deems convenient and proper) reports of account allocations and benefit payments by the Custodian and reports of disbursements for expenses directed by the Committee;

(8)    To appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal, accounting and benefit consultant counsel; and

(9)    Whenever in the judgment of the Committee it would be in the best interest of the Participants in the Plan, because of a significant fluctuation in the fair market value of the assets of the Trust Fund or any separate investment fund, to cause the balances of any one or more of the Participant’s Accounts payable to or in respect of a retired or otherwise terminated Participant(s) to be determined as of a date other than the regularly occurring Valuation Date specified in Section IV(H), the Committee may direct the Custodian to determine such account balance(s) as of a different date.

(G)    Rules and Regulations. The Committee may adopt such rules and regulations as it deems necessary, desirable or appropriate in connection with the administration of the Plan including, but not limited to rules and regulations relating to loans and hardship distributions. All rules and regulations of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Company, any Related Company, legal counsel for the Company, the Trustee or the Custodian.

(H)    Claims Procedure. If any Participant or Beneficiary shall claim benefits for which the Committee has determined the Participant or Beneficiary is ineligible, or shall dispute the amount or timing of benefits determined by the Committee to be payable hereunder, the Participant or Beneficiary shall be entitled to make a claim for benefits pursuant to this Section (H). All claims for benefits under this Plan, whether made by a Participant or Beneficiary, shall be in writing addressed and delivered to the Committee, in care of Director of Benefits, Comerica Incorporated, P.O. Box 650282, MC 6515, Dallas, Texas 75265-0282, shall contain the claimant’s name, mailing address, and telephone number and shall identify the claim in a manner reasonably calculated to make the claim understandable to the Committee.

(1)    If a claim is (or is deemed to be) effectively made, the Committee shall within ninety (90) days thereafter notify the claimant in writing whether the claim has been granted or has been denied in whole or in part. Such notice shall be written in a manner calculated to be understood by the claimant, shall make specific reference to the Plan, and, if adverse in whole or in part, shall set forth:

(a)    The specific reason or reasons for the denial;

(b)    A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(c)    An explanation of the claim review procedure set forth in (3) and (4) below, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

In the event that the Committee determines that an extension is necessary due to matters beyond the control of the Plan, the Committee will provide the claimant with the written statement described above not later than one hundred eighty (180) days after receipt of the claimant’s claim, but, in that event, the Committee will furnish the claimant, within ninety (90) days after its receipt of the claim, written notification of the extension explaining the special circumstances requiring the extension and the date by which the Plan expects to render a decision.
(2)    Upon denial of a claim in whole or in part, the claimant or the claimant’s duly authorized representative shall have sixty (60) days within which to file with the Committee or any member thereof a written request for a review of such denial, whereupon:

(a)    The Committee shall as promptly as is practicable, but not later than 60 days after receipt of such request, schedule a hearing to review said claim.

(b)    The claimant or the claimant’s duly authorized representative shall, pending and/or at said hearing, be permitted at all reasonable hours to review the relevant documents and also be entitled to submit issues and comments in writing.

(3)    The hearing mentioned in (2) above shall be held at the Company’s main office during normal business hours, unless a different time and/or place are mutually agreed upon. It shall be attended by at least a majority of the Committee. A decision on the claim shall be rendered not later than sixty (60) days after the Committee’s receipt of the claimant’s written request for review; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee will so notify the claimant of its decision not later than one hundred twenty (120) days after receipt of such application, but, in that event, the Committee will furnish the claimant, within sixty (60) days after its receipt of the application, written or electronic notification of the extension explaining the special circumstances requiring the extension and the date that it is anticipated that its decision will be furnished. The

Committee’s decision on review shall be in writing and include specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall contain specific reference to the pertinent Plan provisions on which the decision is based.

(4)    The Committee shall not entertain a claim or a request for review unless it is filed timely in the manner specified above, which is a condition precedent to obtaining review. The period of time within which the benefit determination, or an appeal of a benefit determination, is required to be made shall begin at the time the claim or appeal is filed and without regard to whether all the information necessary to make a determination accompanies the filing. If the period of review is extended because of the claimant’s failure to submit all necessary information, the period for making the determination shall be tolled from the date the notice of extension is sent to the claimant to the date on which the claimant responds to the request.

(5)    The decision of the Committee upon review of any claim under this Section shall be final and binding upon the claimant, his or her heirs and assigns, and all other persons claiming by, through or under him or her.

(6)    The Committee may engage legal counsel to defend the Plan against lawsuits, attorney fees and other costs attendant to the suit shall be borne by the Plan and shall be paid by the Custodian upon the written direction of the Company.

If the Company or Committee determines that it is in the best interest of the Plan to initiate legal action, then it may employ counsel to do so, and all expenses of suit shall be borne by the Plan as provided above.
The claimant shall not commence any legal action to recover Plan benefits or to enforce or clarify rights under the Plan (pursuant to ERISA Section 502(a)(1)(B) or under any other provision of law, whether or not statutory) until the claimant first exhausts the claims and review procedures available to him or her hereunder.
ARTICLE VIII
FIDUCIARIES

(A)    Named Fiduciaries. The Committee shall be the Named Fiduciary with respect to control and management of the operation and administration of the Plan and the Committee shall be the Named Fiduciary with respect to the investment of Plan assets, except as the investment of said assets may be directed by a Participant, as provided in Article IV hereof, or to the extent that an Investment Manager has been appointed to manage the investment of said assets.

(B)    Bonding. Every Fiduciary shall be bonded to the extent (1) required by Section 412 of ERISA or applicable Labor Regulations or (2) directed by the Company.

(C)    Protective Provisions for Fiduciaries. To the extent permitted by ERISA, it is agreed:

(1)    No Fiduciary shall be liable with respect to a breach of fiduciary duty if such breach was committed before the person became a Fiduciary or after the person ceased to be a Fiduciary.

(2)    Notwithstanding any other provisions of this Plan:

(a)    Any Fiduciary may, but need not, purchase insurance from and for the Fiduciary’s own account to cover liability arising under or with respect to the Plan.

(b)    The Company may, but need not, purchase insurance to cover potential liability of one or more Persons who serve in a fiduciary capacity with respect to the Plan.

(3)    Any Fiduciary may, by written instrument, allocate and delegate to others any of such Fiduciary’s powers, duties or responsibilities (other than the responsibility to manage or control the assets of the Plan), terminable upon such notice as such Fiduciary deems prudent. Any person or entity may serve in more than one fiduciary capacity with respect to the Plan. A Fiduciary’s responsibility shall be limited to performance of those duties conferred upon such Fiduciary by or pursuant to the Plan, and, subject to Section 405 and 410 of ERISA, no Fiduciary shall be responsible for the acts or omissions of any other Fiduciaries.

(D)    Management and Control of Assets; Consultants and Investment Managers. To the extent permitted by Section 402(c) of ERISA:

(1)    Any Fiduciary may employ one or more Persons to render advice with regard to any responsibility which such Fiduciary has under this Plan.

(2)    Except as hereinafter provided or as otherwise provided in Article IV hereof, the Committee shall be the Fiduciary with respect to the investment, management and control of the Trust Fund, with full discretion in the exercise of such investment, management and control; provided, however, that this paragraph (D)(2) shall not apply to Trust assets which consist of insurance contracts issued by an insurer qualified to do business in Texas nor to any Trust assets held by such insurer; nor shall it apply if the Plan is exempt from such requirements by reason of Section 403(b)(4) of ERISA and applicable Labor Regulations.

(3)    Notwithstanding the provisions of paragraph (C)(3) above, the Committee may transfer to an Investment Manager any such authority and duty to direct the investment and management of all or a portion of the Trust Fund; provided that:

(a)    A copy of any such Committee action shall be delivered to the Trustee whereupon the Investment Manager shall be the Fiduciary with respect to such investment and management of the Trust Fund (or designated portion thereof) and the Committee shall have no responsibility therefor.

(b)    Any transfer of investment and management to an Investment Manager may be revoked upon receipt by the Trustee of a written notice to that effect by the Committee.

(c)    The appointment, selection and retention of a qualified Investment Manager shall be solely the responsibility of the Committee.

(4)    During such period or periods of time, if any, as an Investment Manager is authorized to direct the investment and management of all or a part of the Trust Fund:

(a)    The Trustee is authorized and entitled to rely upon the fact that said Investment Manager is, at all times a qualified Investment Manager, as defined in Section 3(38) of ERISA, until such time as the Trustee has received a written notice from the Committee to the contrary, as well as to rely upon the fact that said Investment Manager is authorized to direct the investment and management of the Trust Fund until such time as the Committee shall notify the Trustee in writing that another Investment Manager has been appointed in the place and stead of the Investment Manager named or, in the alternative, that the Investment Manager named has been removed and the responsibility for the investment and management of the Trust Fund has been assumed by the Committee or has been transferred back to the Trustee, as the case may be.

(b)    The Trustee shall not be liable or responsible for losses or unfavorable results arising from the Trustee’s compliance with proper directions of the Committee which are made in accordance with this Plan and which are not contrary to the provisions of any applicable Federal or State statute regulating such investment and management of the assets of an employee benefit trust.

(c)    The Trustee shall not be liable or responsible in any way for any losses or other unfavorable results arising from the Trustee’s compliance with investment or management directions received by the Trustee from an Investment Manager.

(d)    All directions concerning investments made by the Committee or an Investment Manager shall be signed by such person or persons, acting on behalf of the Committee or the Investment Manager, as the case may be, as may be duly authorized in writing; provided, however, that the transmission to the Trustee of such directions by photostatic teletransmission with duplicate or facsimile signature or signatures shall be considered a delivery in writing of the aforesaid directions until the Trustee is notified in writing by the Committee that the use of such devices with duplicate or facsimile signatures is no longer authorized.

(e)    The Trustee shall, as promptly as possible, comply with any written directions given by the Committee or an Investment Manager hereunder and, where such directions are given by photostatic teletransmission with facsimile signature or signatures, the Trustee shall be entitled to presume that any directions so given are fully authorized.

(f)The Trustee shall not be liable for its failure to invest any or all of the Trust Fund in the absence of such written directions.

(g)The Trustee shall have no obligation to determine the existence of any conversion, redemption, exchange, subscription or other right relating to any of said securities purchased, of which notice was given prior to the purchase of such securities, and shall have no obligation to exercise any such right unless the Trustee is informed of the existence of the right and is instructed to exercise such right, in writing, by the Committee or the Investment Manager, as the case may be, within a reasonable time prior to the expiration of such right.

(h)Neither the Committee nor any Investment Manager referred to above shall direct the purchase, sale or retention of any assets of the Trust Fund if such directions are not in compliance with the applicable provisions of ERISA and any Regulations issued thereunder.

ARTICLE IX
TERMINATION, AMENDMENT AND SUSPENSION

(A)    Termination, Etc.; Assumption of Plan. It is the present intention of the Company to maintain the Plan and continue to make contributions under Sections III(A) and (C); provided, however, that subject to Section X(E):

(1)    The Company reserves the right at any time to revoke this Plan, terminate the Plan, or terminate or suspend its liability to make further contributions to the Trust, but no such action shall, become effective until the Company shall notify the Committee.

(2)    The Plan shall automatically terminate and likewise the Company’s liability to make contributions to the Trust, upon the Company’s legal dissolution, or upon its adjudication as bankrupt or insolvent, or upon its making a general assignment for the benefit of creditors, or upon a receiver being appointed for its assets, or upon its merger or consolidation with or into any other corporation or corporations, or upon a complete discontinuance of contributions under the Plan within the meaning of Section 411(d)(3) of the Code.

(3)    Termination of the Plan may be forestalled if and to the extent that any successor corporation, or any corporation or business entity employing a majority of the then Participants, shall expressly assume the Plan and the Company’s liability to make contributions. Such assumption shall be expressed in a written agreement between the Company and such corporation or business entity, pursuant to proper resolution of the latter’s Board of Directors or other governing body, but shall not be effective unless copies of such agreement and resolution shall be filed with the Trustee prior to termination. Such agreement shall provide for assumption of the Plan and the liability to make contributions, with respect to all Participants employed by such corporation or business entity, and such corporation or business entity shall thereupon be substituted pro tanto in the place and stead of the Company. With respect to any then Participants who are not taken over as employees of such corporation or business entity, the Plan shall be deemed to terminate, and Section (B) below shall be invoked.

(4)    In the event of any termination or suspension under (1) or (2) above, the Company shall give notice thereof to the Internal Revenue Service as required by law; and, subject to Section (B) below, each Participant’s Account shall be Vested to the extent required by paragraph X(E)(2).

(B)    Amendment. Subject to Section X(E), the Company reserves the right at any time and from time to time to amend this Plan, without the consent of any Participant or Beneficiary, in any manner which the Company deems to be proper, whether or not for reasons of business necessity or for the purpose of causing the Plan and Trust to be tax-qualified or to continue to be tax-qualified. No such amendment, except upon written consent, shall increase the duties or liabilities of the Trustee or Committee, or diminish their compensation, or deprive any Participant or Beneficiary of any then Vested equitable interest in the Trust; provided, however, that such amendment may be retroactive to the extent necessary to take full advantage of Section 401(b) of the Code if such amendment is adopted for the purpose of causing the Plan and Trust to be tax-qualified or to continue to be tax-qualified with respect to any taxable year, of the Company and is adopted and effective within the time limit permitted under applicable Regulations.

By adopting this Plan, each Related Company other than the Company authorizes the Company to amend the Plan on its behalf without requiring any further action by each Related Company. The Company shall notify each Related Company of any such amendment. Any amendment to the Plan may be adopted by the Company pursuant to resolution of the Board of Directors of the Company, or pursuant to resolution of any committee comprised of members of the Board of Directors or of management of the Company provided the Board of Directors of the Company, pursuant to resolution, has delegated authority to amend the Plan to such committee. Any amendment so adopted may be executed on behalf of the Company by any individual authorized in the resolution pursuant to which the amendment is adopted.
ARTICLE X
MISCELLANEOUS PROVISIONS

(A)    Persons Prohibited from Serving as Fiduciaries, Etc. No person shall serve as a Committee member, Fiduciary, officer, Trustee, custodian, counsel, agent or employee of the Trust, or as consultant to the Trust or in any other capacity, if prohibited so to do by Section 411 of ERISA.

(B)    Information Required by ERISA. If some or all of the information necessary to enable the Committee to comply with the requirements of Title I of ERISA is maintained by:

(1)    An insurance carrier or other organization which provides some or all of the benefits under the Plan, or holds assets of the Plan in a separate account;

(2)    A bank or similar institution (normally a corporate Trustee) which holds some or all of the assets of the Plan in a common or collective trust or a separate trust or custodial account; or

(3)    A plan sponsor (normally the Company) as defined in Section 3(16)(B) of ERISA;

then such carrier, organization, bank, institution or sponsor shall transmit and certify the accuracy of such information to the Committee within 120 days after the end of the Plan Year (or such other date as may-be prescribed by applicable Labor Regulations).
(C)    Retention of Records. Every person (such as the Trustee, Committee, insurer, Company or an accountant) who is subject to a requirement to file any description or report or to certify any information therefor under Title I of ERISA (whether or not expressly required to do so by this Plan), or who would be subject to such a requirement but for an exemption or simplified reporting requirement under Section 104(a)(2) or (3) of ERISA, shall maintain records on matters of which disclosure is required which will provide in sufficient detail the necessary basic information and data from which the documents thus required may be verified, explained or clarified, and checked for accuracy and completeness, and shall include vouchers, worksheets, receipts, and applicable resolutions, and shall keep such records available for examination for a period of not less than six (6) years after the filing date of the documents based on the information which they contain, or six (6) years after the date on which such documents would have been filed but for the aforesaid exemption or simplified reporting requirement. Notwithstanding the foregoing, the Committee should maintain records with respect to each Employee sufficient to determine the benefits, if any, due or that may become due on behalf of such Employee for as long as a possibility exists that such records might be relevant to a determination of the benefit entitlement of a Participant or Beneficiary and for such period as may otherwise be required under Sections 107 and 209 of ERISA.

(D)    No Reversion. The assets of the Trust shall never inure to the benefit of the Company and shall be held for the exclusive purposes of providing benefits to Participants and their Beneficiaries and defraying reasonable expenses of administering the Plan; and except as otherwise provided in Sections III(E) and (F), the Company shall not be entitled to receive or recover any part of its contributions to the Trust or the earnings thereof.

(E)    Nonforfeitability, Etc. In compliance with ERISA and the Code, it is agreed:

(1)    A Participant’s right to his Accrued Benefit shall be Vested upon the Participant’s attaining Normal Retirement Age.

(2)    Upon termination or partial termination of the Plan, or the complete discontinuance of contributions by the Company under the Plan, the rights of all Participants to Accrued Benefits as of such time (i.e., those accrued to the date of such event) shall be Vested, except as otherwise required or permitted by applicable Regulations (e.g., Treasury Regulation Section 1.411(d)-2(a)) mentioned in Section 411(d)(3) of the Code.

(3)    The Accrued Benefit of a Participant shall never be decreased by an amendment of the Plan. An amendment which has the effect of eliminating an optional form of benefit with respect to benefits attributable to service before the amendment shall be treated as decreasing the Accrued Benefit of a Participant except as otherwise provided by Treasury Regulations.

(4)    The vesting provisions of this Plan shall not be amended unless:

(a)    The Vested percentage of the Accrued Benefit derived from any Matching Company Contributions, Performance-Based Matching Company Contributions, or Safe Harbor Matching Contributions (determined as of the later of the date such amendment is adopted, or the date such amendment becomes effective) of any Participant is at least equal to such Vested percentage computed without regard to such amendment; and

(b)    Each Participant with at least three Years of Service is permitted within a period beginning no later than the date such amendment is adopted, an election complying with the requirements of Treasury Regulation § 1.411(a)-8T(b) to have his aforesaid Vested percentage computed without regard to such amendment.

(5)    In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, within the meaning of Section 401(a)(12) of the Code, each Participant shall (if the Plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

(6)    A Participant’s rights in his or her own voluntary after-tax nondeductible Employee Contributions shall be fully vested at all times.

(F)    Spendthrift Provision. It is the intention and purpose of the parties to this Plan to place the absolute title to the Trust Fund in the Trustee alone, with power and authority to pay out the same only as provided in this Plan. Accordingly, the benefits provided by this Plan may not be assigned or alienated, within the meaning of Section 206(d)(1) of ERISA and Section 401(a)(13) of the Code, except as provided in Section (G) below.

(G)    Exceptions to Spendthrift Provision. It is agreed that:

(1)    Section (F) above shall apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant, pursuant to a domestic relations order, except that said Section (F) shall not apply if the order is determined by the Committee to be a qualified domestic relations order (as defined in Section 414(p) of the Code), and shall not apply to any domestic relations order entered before January 1, 1985 if the Trust commenced to pay benefits pursuant to such order on or prior to such date, or if the Trust had not then commenced to pay any such benefits the Committee determines that such order is valid and compliance with same will not violate any provision of the Code or adversely affect the tax qualified status of the Plan. Distributions may be made to an alternate payee under any such order at the earliest time it is determined to be a qualified domestic relations order notwithstanding the fact that the Participant against whom the order has been entered may not receive a distribution because he continues to be employed and has not attained the age of 59½ or does not then otherwise qualify for a distribution.

(2)    If a Participant shall so direct the Committee in writing, amounts may be withheld out of the Participant’s benefits under the Plan (not in excess of 10% of any benefit payment) to pay for his or her chargeable portion of group medical, hospital, accident or life insurance premiums and other group programs, not necessarily related to insurance, maintained by the Company for the convenience or welfare of all or part of its active or retired Employees.

(3)    The enforcement of a Federal tax levy made pursuant to Section 6331 of the Code or the collection by the United States on a judgment resulting from an unpaid tax assessment.

(H)    Qualified Domestic Relations Order (QDRO). The Committee shall develop written procedures to determine whether a domestic relations court order meets the requirements of a qualified domestic relations court order as defined in Section 414(p) of the Code and to determine the method of distributing benefits in compliance with the order. Upon receiving a domestic relations court order, the Committee shall notify all affected Participants and any alternate payees (spouse, former spouse, child or other dependent of the Participant, named in the order) that the order has been received. The Committee shall also notify the affected Participant and alternate payees of its procedure for determining whether the domestic relations order is qualified under Section 414(p) of the Code.

During the period the Committee is determining the qualified status of the order, the Committee shall segregate in a separate account the amount (if any) that would be payable to an alternate payee under this order (if it were a QDRO). The separate account shall not be credited with the gains, losses, income, appreciation or depreciation of the Trust. If the Committee determines the order is a QDRO under Section 414(p) of the Code during the 12-month period commencing on the date the first payment would be required under the QDRO, then the alternate payee shall receive payment from the separate account. If the Committee cannot make a determination of the order’s status as a qualified domestic relations order), then the Custodian shall return the amounts in the separate account to the account of the affected Participant as if no court order had been received.
(I)    Execution of Instruments. Except as the Plan otherwise expressly provides, any instrument or document to be delivered or furnished by the Company shall be sufficiently executed if executed in the name of the Company by any officer or officers thereof; or, where furnished or, delivered by the Committee, if executed in the name of the Committee by any member thereof; or where furnished or delivered by the Trustee, if executed as follows:

(1)    If the Trustee consists of two or more Persons, if executed in the Trustee’s name by any such Person, and (2) in the case of any corporate Trustee (whether or not the sole Trustee), if executed as Trustee in the name of such corporation by any officer or officers thereof; provided, further, that any Administrative Party shall be fully protected in relying upon any instrument or document so executed; and execution as aforesaid shall create a strong presumption that any signature so affixed is duly authorized and that any information contained in such instrument or document is true and correct.

(J)    Successors, Etc. This Plan shall be binding upon, and inure to the benefit of, the Company and (subject to Section IX(A)) its successors, the Trustee and its successors, the Committee as from time to time constituted, and the Participants and Beneficiaries, their heirs, personal representatives, successors, and assigns, all in accordance with and subject to the terms of this Plan.

(K)    Payment in Kind. Benefits payable pursuant to the Plan, whether under Article V or VI may be paid in cash or in kind, except as this Plan otherwise expressly provides. If paid in kind, the assets distributed shall be valued in the manner described in Section IV(H). The provisions of this paragraph shall not be construed to permit a distribution hereunder in the form of an annuity.

(L)    Miscellaneous Protective Provisions. It is further agreed, that, except as otherwise provided in this Plan or ERISA:

(1)    Any Administrative Party may request and rely upon an opinion of counsel, who may or may not be counsel for the Company, and shall be fully-protected for any action taken, suffered or omitted in good faith reliance upon such opinion.

(2)    No recourse under this Plan, or for any action or nonaction hereunder, or for any loss of diminution of the Trust Fund, or for any payment or nonpayment of benefits, or for any other reason whatsoever relating to the Plan, shall be had by any Person whomsoever against any individual in such individual’s capacity as stockholder, officer, director or employee of the Company, past, present, or future.

(3)    Where the establishment of any fact is in question, any Administrative Party may in its discretion accept as evidence thereof any properly executed instrument or document furnished by any other Administrative Party or such other evidence as may seem reasonable in the circumstances.

(M)    No Duress or Retaliation Against Participants, Etc. No Participant or Beneficiary shall be discharged, fined, suspended, expelled, disciplined or discriminated against for exercising any right to which such Participant or Beneficiary is entitled under this Plan, ERISA, or the federal Welfare and Pension Plan Disclosure Act, or for the purpose of interfering with the attainment of any right to which such Participant may become entitled thereunder; nor shall any Participant or Beneficiary (through the use of fraud, force, violence or threat of such use) be restrained, coerced, or intimidated (nor shall there be any attempt so to do) for the purpose of interfering with or preventing the exercise of any right to which he is or may become entitled under this Plan, ERISA, or said Disclosure Act; nor shall any Person be discharged, fined, suspended, expelled, or discriminated against because the Person has given information or has testified or is about to testify in any inquiry or proceeding relating to ERISA or said Disclosure Act.

(N)    Record Keeping, Investigations, Etc. The Company and each Fiduciary, Committee member, and other appropriate Person shall maintain such books and records pertaining to the Plan and Trust, make them available for inspection, file such information, and submit to such investigations as are properly required by the Secretary of Labor or his delegate pursuant to Section 504 or 505 of ERISA.

(O)    Distributions to Minors and Incompetent or Missing Individuals. If any individual to whom benefits shall be distributable under the Plan shall be a minor, adjudged mentally incompetent or cannot reasonably be located, the Committee may direct the Custodian to distribute such benefits by one or more of the following methods, to be determined by the Committee: (1) directly to such minor or incompetent individual; (2) to the guardian of such individual; (3) to another Person for the use or benefit of such individual; (4) by the Committee, or their agents, expending, or arranging for the expenditure of, such benefits for the education, health or maintenance of such individual; or (5) to a bank account established on behalf of such individual. Except as to (4) above, neither the Committee nor Custodian shall be required to see to the application of any such distributions. Distributions made pursuant to this Section (O) shall operate as a complete discharge of the Custodian, the Committee and the Trust Fund. Also, if the Committee determines after reasonable efforts to locate an individual who is entitled to a distribution of all or part of an Account balance under the Plan that such individual cannot be located, the amount payable to such individual may, if the Committee so determines, be forfeited as of the Anniversary Date falling within the Plan Year of such determination and be utilized in the same manner as Forfeitures under Section IV(B) hereof. However, in such event, if the individual entitled to a distribution of the forfeited amount subsequently makes a claim for the same, it shall be reinstated out of an additional contribution to the Trust by the Company for such Plan Year, and shall be paid to such individual in accordance with the Plan.

(P)    Expenses and Compensation Subject to Article VIII.

(1)    Members of the Committee shall serve without compensation, but the Trustee shall be paid compensation in such amount and manner as may from time to time be mutually agreed between the Trustee and the Company.

(2)    The expenses of the Trustee and Committee, including but not limited to legal fees and the Trustee’s compensation (but not the fees of investment managers paid from investment funds) shall be paid in full when due, and a lien for such payment is hereby impressed upon the Trust Fund; provided that no individual Trustee who already receives full-time pay from the Company shall receive from the Trust Fund any compensation for his or her services as Trustee, excepting reimbursement of expenses properly and actually incurred. Notwithstanding the foregoing, the Company may pay directly any fees or expenses that otherwise would be charged against the Trust Fund. In such event, the Company hereby covenants and agrees to pay such charges within ninety (90) days of receiving written notice from the Trustee that such charges are outstanding and due, provided that until paid, such charges shall constitute a charge upon the Trust Fund. Notwithstanding any provision to the contrary, any expenses which the Trustee or Committee may incur with special reference to any Participant or his or her Account shall, to the extent permitted under applicable law, first be charged against such Account to the extent permitted under applicable law and to the extent that the same is sufficient for such purpose. Any balance of said special expenses shall then be charged to the Trust Fund but shall if possible be later reimbursed to the Trust Fund out of future credits to such Participant’s Account.

(3)    Any redemption fees assessed by a Mutual Fund Company in connection with a Participant’s early trading activity shall be charged to such Participant’s individual Account.

(Q)    Transferred PAYSOP Accounts. The shares of Comerica Stock transferred to this Plan from the Comerica Incorporated Tax Credit Employee Stock Ownership Plan (herein called the “PAYSOP”) and the PAYSOP Accounts previously established under the Manufacturers National Corporation Selectsave Plan which were transferred to this Plan pursuant to the merger of the Manufacturers National Corporation Selectsave Plan with this Plan shall be held in the Comerica Stock Fund. Such account balances of the Participants shall be maintained as separate Accounts in this Plan to be called “PAYSOP Transfer Accounts.” Each Participant’s PAYSOP Transfer Account shall reflect the number of shares and fractional shares of Comerica Stock and cash, if any, credited to such Account. Each such Account shall be fully and immediately vested, shall be distributable to the Participant in accordance with the provisions of this Plan which apply to Elective Contributions and Matching Company Contributions, including those provisions of this Plan which apply to loans, hardship distributions and distributions after age 59½ to Participants who are employed by the Company, and shall be subject to investment direction of the Participant subject to the same conditions under which a Participant may direct the investment of his or her Elective Contributions Account and Matching Company Contributions Account.

All shares of Comerica Stock allocated to a Participant’s PAYSOP Transfer Account shall be subject to the requirements and restrictions which apply to Comerica Stock held in the Elective Contribution Accounts and Matching Company Contribution Accounts of Participants, including the provisions of Section IV(K) relating to the form of payment from an account credited with Comerica Stock and the provisions of Sections IV(L) and (M) relating to voting rights and tender offers.
(R)    Adoption of Plan by Related Companies. Any Related Company may adopt this Plan and Trust for the benefit of its eligible employees by action of its Board of Directors but only with the consent of the Company evidenced by a resolution of its Board of Directors or the written consent of its Director of Benefits. Unless the context otherwise requires, at any time while a Related Company has adopted this Plan (i) the term “Company” as used herein with respect to any Employee or Participant shall be construed to mean the adopting corporation by which such Employee or Participant is employed, and (ii) whenever the term “Company” is used in connection with action to be taken in connection with the Plan, or its administration, e.g., in Article IX relating to the termination or amendment of the Plan or in Section VII(A) relating to the appointment of the Committee, the term “Company” shall mean “Company” as defined in the opening paragraph of this Plan. A transfer of employment by a Participant between Related Companies shall not be considered a termination of employment requiring a distribution from the Trust.

(S)    Governing Law and Rules of Construction. This Plan shall be governed in all respects, whether as to construction, capacity, validity, performance or otherwise, by applicable Federal law and, to the extent that Federal law is inapplicable, by the laws of the State of Texas. Wherever reasonably necessary, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns. The index to this Plan and the headings to the Articles, Sections and paragraphs of this Plan are included solely for convenience and shall in no event affect, or be used in connection with, the interpretation of this Plan. Each provision of this Plan shall be treated as severable, to the end that, if any one or more provisions shall be adjudged or declared illegal, invalid or unenforceable, this Plan shall be interpreted, and shall remain in full force and effect, as though such provision or provisions had never been contained in this Plan.

(T)    Power to Interpret. This Plan shall be interpreted and effectuated to comply with the applicable requirements of ERISA and the Code, and all such applicable requirements are hereby, incorporated herein by reference. Any reference in this Plan to the requirements of ERISA or to any section or title thereof shall be construed with due regard to Sections 108, 109 and 110 of ERISA. Subject to the above, the Committee shall have power to construe and interpret this Plan, including but not limited to the power to construe and interpret all provisions of this Plan relating to eligibility for benefits and the amount, manner and time of payment of benefits, any such construction and interpretation by the Committee and any action taken thereon in good faith by any Administrative Party to be final and conclusive upon any affected party. The Committee shall also have power to correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as the Committee shall deem proper to carry out and put into effect this Plan; and any construction made or other action taken by the Committee pursuant to this Section (T), if and when communicated in writing to any other Administrative Party or affected party, shall be binding upon such other party and may be relied upon by such other party.

(U)    Deemed Inclusion of Required Provisions in Merged Plans. With respect to the period of retroactive application under Section 401(b) of the Code, any provisions contained herein which are required to be included in a tax-qualified plan shall be deemed to have been included in any plan which was merged with or whose assets were transferred to this Plan during such retroactive period including, but not limited to, the Manufacturers National Corporation Selectsave Plan, the Thrift Incentive Plan For Employees of North Park National Bank of Dallas and the Sugar Creek National Bank Thrift Plan.

ARTICLE XI
NON-DEDUCTIBLE AFTER TAX EMPLOYEE CONTRIBUTIONS

(A)    Right to Contribute. In addition to contributions permitted under Article III, effective from and after December 31, 1992 and continuing through December 30, 1995, each Participant had the right at any time and from time to time, while actively employed by the Company or a Related Company (which had adopted the Plan), to make Voluntary after tax non-deductible contributions to the Trust for crediting to the Participant’s Employee Contribution Account.

(B)    Accounting. Except as otherwise provided below in this Section B, contributions under this Article XI (in this Plan called “Employee Contributions”) are credited to the

Employee Contribution Account(s) of the one or more Participants in question as received by the Custodian. Employee Contributions share in the profits, losses and expenses of the Trust Fund in accordance with any reasonable accounting method established by the Custodian after consultation with the Committee, giving recognition to the length of time such contribution has been held by the Custodian but not necessarily to the precise length of such time. As used in this Plan, the phrase “Adjusted Employee Contributions” means Employee Contributions as adjusted for distributions, withdrawals, expenses, profits and losses in the manner described in Article IV, and such adjusted Employee Contributions shall be held in a separate. account for the Participant. A Participant shall have the same investment elections with respect to the Participant’s Adjusted Employee Contributions as the Participant has under the Plan with respect to Company Contributions made to the Trust on his or her behalf.

(C)    Vesting. Adjusted Employee Contributions shall be fully vested and may be withdrawn by the Participant in question, at any time in whole or in part upon written request to the Committee at such time and in such form as the Committee may reasonably require.

Notwithstanding the foregoing provisions of this Section C, any balance in the Participant’s Account resulting from the Participant’s own contributions not previously withdrawn shall be paid or made available to the Participant following the Participant’s retirement or other termination of employment, or to the Participant’s Beneficiary in the event of his or her death, in a Lump Sum or installments, as provided in Section V(A).
(D)    Previous Employee Contributions. Any Employee Contributions made under this Plan during any period such contributions were permitted, and any such contributions transferred to this Plan as a consequence of the merger of the Manufacturers National Corporation Selectsave Plan into this Plan, in addition to the earnings on any such contributions, shall be fully Vested and shall continue to be maintained in a separate Account by the Custodian for each such Participant and shall be subject to all of the provisions of this Article.

ARTICLE XII
TOP-HEAVY RULES

(A)    Application; Top-Heavy Status. Notwithstanding any other provision of the Plan to the contrary, the provisions of this Article XII shall apply for any Plan Year to the extent non-safe harbor Employer contributions are made or forfeitures are allocated to Participants for that Plan Year in which the Plan is determined to be Top-Heavy as of the Determination Date, in accordance with the following:

(1)    Required Aggregation of Plans. If the Company and any Related Companies maintain one or more tax qualified plans in addition to this Plan, then there shall be aggregated for purposes of this Section (A) those of such plans -

(a)    in which a Key Employee is a participant, and

(b)    which enable any plan in which a Key Employee is a participant to meet the nondiscrimination requirements of Section 401(a)(4) of the Code or the minimum participation standards of Section 410 of the Code.

All such plans shall be referred to in this Article XII as the “Required Aggregation Group.” There also may be aggregated with the aforesaid plans and considered as included in the Required Aggregation Group any other tax qualified plan which was maintained by the Company or a Related Company within the five Plan Years ending on the Determination Date and would be part of the Required Aggregation Group for the Plan Year but for the fact that such plan terminated before the Determination Date.
(2)    Permissive Aggregation of Plans. If the Company and any one or more Related Companies maintain one or more tax qualified plans in addition to this Plan and any other plan or plans in the Required Aggregation Group then there may be aggregated with this Plan, or with the plans in the Required Aggregation Group, any of such additional plans which, when so aggregated, continue to meet the requirements of Sections 401(a)(4) and 410 of the Code (“Permissive Aggregation Group”). There also maybe aggregated with the aforesaid plans and considered as included in the Permissive Aggregation Group any other tax qualified plan which was maintained by the Company or a Related Company that within the five Plan Years ending on the Determination Date and could be part of the Permissive Aggregation Group for the Plan Year but for the fact that such plan terminated before the Determination Date.

(3)    Key Employee. Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having annual compensation greater than $170,000 (as adjusted under Section 416(i)(1) of the Code), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having annual compensation of more than $150,000. For purposes of Article XII, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(4)    Accrued Benefits. For purposes of this Section (A), Accrued Benefits for all defined benefit plans required or permitted to be aggregated under (1) and (2) above shall mean the actuarial equivalent (which shall be the same for all plans being aggregated) of the Accrued Benefit determined as of the actuarial valuation date preceding or coinciding with the Determination Date. If there is no method of computing Accrued Benefits that uniformly applies for all such plans, then solely for the purposes of this Section (A), the Accrued Benefit of an employee other than a Key Employee shall be determined as if his or her benefits accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Section 411(b)(1)(C) of the Code.

For all defined contribution plans required or permitted to be so aggregated, Accrued Benefits shall mean the balance in the Employer and Employee contribution Accounts (excluding amounts attributable to deductible employee contributions) as of the Determination Date, and shall for all plans include:

(a)    the distributions during, the year ending on the Determination Date made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the I.-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death or disability, this provisions shall be applied by substituting 5-year period for 1-year period;

(b)    unrelated rollovers (rollovers during the five Plan Years ending on the Determination Date which were initiated by the employee and transferred to a plan maintained by an employer other than the Company or any Related Company) made from this Plan, (or made to this Plan prior to December 31, 1963); and

(c)    related rollovers (rollovers to this Plan which were either not initiated by the employee or were made from another tax qualified plan maintained by the Company or any Related Company).

(5)    Top-Heavy Determination. There shall be computed, as of the Determination Date, the sum of all Accrued Benefits for all Key Employees and the sum of all Accrued Benefits of all employees. Such computation shall be made separately for each plan required or permitted to be aggregated with this Plan, as of the Determination Date (as defined in each such plan) which falls within the calendar year in which the Determination Date falls. If the sum of all Accrued Benefits for all Key Employees divided by the sum of all Accrued Benefits for all Employees for this Plan (if it is the only tax qualified plan maintained by the Company and any Related Company, or for all plans in any Required Aggregation Group), is greater than sixty percent (60%), then this Plan and all plans in any Required Aggregation Group is (are) Top-Heavy effective on the first day of the Plan Year. If such ratio for all tax qualified plans in any Permissive Aggregation Group is 60% or less, then neither this Plan (nor any other plan in such Permissive Aggregation Group) is (are) Top-Heavy for the Plan Year. For purposes of the foregoing computation, there shall be excluded the Accrued Benefits of:

(a)    former Key Employees, i.e., persons who were Key Employees but who have not fulfilled the definition of Key Employee at any time during the one year period ending on the Determination Date), and

(b)    former employees who have not performed any service for the Company or a Related Company during, the one year period ending on the Determination Date.

(B)    Effect of Top-Heavy Status.

Minimum Contribution. For any Plan Year in which the Plan is Top-Heavy the amount of Company Contributions and forfeitures allocated pursuant to Article IV to the Account, of each

Participant who is a Non-Key Employee shall not, when expressed as a percentage of such Participant’s compensation for such Plan Year, be less than the lesser of:
(1)three percent (3%), or

(2)the percentage for the Key Employee for whom such percentage is the highest minus the amount of Company (or Related Company) contributions plus forfeitures allocated to such Participant’s account(s) under any other tax qualified Defined Contribution Plan(s) maintained by the Company or by a Related Company, if any.

Notwithstanding the foregoing, Elective Contributions allocated to the Accounts of Non-Key Employees shall not be treated as Company Contributions for purposes of meeting the above minimum contribution requirement. Paragraph (2) above shall not apply in any Plan Year in which this Plan is required to be aggregated with a tax qualified defined benefit plan in order to enable such plan to meet the requirements of Sections 401(a)(4) or 410 of the Code.
For purposes of this Section (B):
(3)    The minimum allocations under this Section shall be made to the account of each active and inactive Participant who is a ‘Non-Key Employee who has not severed from employment as of the Anniversary Date failing within such Plan Year; and

(4)    This and any other tax qualified Defined Contribution Plan(s) maintained by the Company or by a Related Company shall be treated as a single plan.

Notwithstanding the foregoing, in the event any Non-Key Employee is covered under both this Plan and the Comerica Incorporated Retirement Plan, which is the only defined benefit plan maintained by the Company, and both of such plans became Top-Heavy such individual shall receive his or her minimum benefit from the Comerica Incorporated Retirement Plan. Such minimum benefit shall equal the product of (i) the Non-Key Employee’s average annual compensation for the period of consecutive years (not exceeding five) when the individual had the highest aggregate compensation from his or her employer, and (ii) the lesser of 2% per year of service with the employer or 20%.
This restatement of the Comerica Incorporated Preferred Savings Plan, effective as of January 1, 2017, is hereby executed as set forth below.

Dated:October 28, 2016	COMERICA INCORPORATED By:Megan D. Burkhart
Its: Executive Vice President and Chief Human Resources Officer